UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 Notice of Annual Meeting
of Stockholders

Hexcel Corporation Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 5, 2022

The Annual Meeting of Stockholders of Hexcel Corporation will be held on May 5, 2022 at 10:30 a.m., eastern daylight time, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the company’s 2021 executive compensation;

3.	To vote on a proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2022; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Due to the ongoing effects of the COVID-19 pandemic, this year’s meeting will again be a “virtual meeting” of stockholders. You will be able to attend the meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HXL2022. To participate in the annual meeting, you will need the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction card mailed to you. Online check-in will begin at 10:15 a.m., eastern daylight time. Please allow time for the online check-in procedures.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the cost of our meeting, and conserves natural resources. On or about March 23, 2022, we will mail to our stockholders (other than those who previously requested electronic delivery or a printed copy of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote online. Such notice is not a proxy card and cannot be used to vote your shares. The notice will also include instructions on how you can receive a paper copy of the proxy materials.

The Board of Directors has fixed the close of business on March 14, 2022, as the record date for determination of the stockholders entitled to vote at the meeting or any adjournments or postponements thereof.

By order of the Board of Directors

Gail E. Lehman
Executive Vice President, General Counsel and Secretary

Dated: March 23, 2022

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE BY PROXY BY CASTING YOUR VOTE THROUGH THE INTERNET, BY TELEPHONE, OR BY MAIL EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE.

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2022

The proxy statement, annual report to stockholders and related materials are available at www.proxyvote.com.

This proxy statement is furnished to the holders of common stock of Hexcel Corporation (“Hexcel,” the “company,” “we,” “us” or “our”) in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements thereof, to be held on May 5, 2022 (the “Annual Meeting”). The proxy materials, including this proxy statement, our annual report to stockholders, and form of proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), are first being distributed or made available to stockholders on or about March 23, 2022.

HEXCEL CORPORATION | 2022 Proxy Statement

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our sustainability goals, targets, commitments, and strategies. These statements involve risks and uncertainties and are based on current expectations, are inherently uncertain and are subject to changing assumptions. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances, except as otherwise required by law. No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Although we include references to our website throughout this proxy statement, information contained on or accessible through our website, including any reports, is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the Securities and Exchange Commission. Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only.

HEXCEL CORPORATION | 2022 Proxy Statement

2022 PROXY STATEMENT SUMMARY

This summary highlights selected information contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

The Meeting

TO BE HELD ON:	May 5, 2022

TIME:	10:30 a.m., eastern daylight time

VIRTUAL ANNUAL MEETING SITE:	www.virtualshareholdermeeting.com/HXL2022

RECORD DATE:	You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 14, 2022. As of that date, 84,035,687 shares of common stock were issued and outstanding. The holders of 42,017,844 shares will constitute a quorum at the Annual Meeting.

Proposals and Board Recommendations

Proposal No.	Proposal	Board Recommendation	See Page
1	Elect eight directors	FOR all nominees	1
2	Approve, on an advisory, non-binding basis, 2021 executive compensation	FOR	61
3	Ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2022	FOR	65
HEXCEL CORPORATION | 2022 Proxy Statement	i

2022 PROXY STATEMENT SUMMARY

2022 Director Nominee Highlights*

Nick L. Stanage
Age: 63
Director Since: 2013
(Chairman, CEO and President)
Committees: None
Other Public Company Boards: 1

Jeffrey C. Campbell (I)
Age: 61
Director Since: 2003
(Lead Director since 2018)
Committees: Audit (Chair); NGS
Other Public Company Boards: 1

Cynthia M. Egnotovich (I) (Gender and/or Racially/Ethnically Diverse)
Age: 64
Director Since: 2015
Committees: Audit; NGS (Chair)
Other Public Company Boards: 1

Thomas A. Gendron (I)
Age: 61
Director Since: 2010
Committees: C
Other Public Company Boards: 1

Dr. Jeffrey A. Graves (I)
Age: 60
Director Since: 2007
Committees: C; NGS
Other Public Company Boards: 1

Guy C. Hachey (I)
Age: 66
Director Since: 2014
Committees: C (Chair)
Other Public Company Boards: 1

Dr. Marilyn L. Minus (I) (Gender and/or Racially/Ethnically Diverse)
Age: 44
Director Since: 2020
Committees: NGS
Other Public Company Boards: None

Catherine A. Suever (I) (Gender and/or Racially/Ethnically Diverse)
Age: 63
Director Since: 2018
Committees: Audit
Other Public Company Boards: 1

I = Independent Director   (icon) = Gender and/or Racially/Ethnically Diverse   C = Compensation Committee   NGS = Nominating, Governance and Sustainability Committee

* As of the date of this proxy statement.

Age and Tenure

62.5%
(5 out of 8)
9 years or less

Average Director Age: 60

0-4 years
5-9 years
10+ years

Board Diversity

Gender and/or Racially/ Ethnically* Diverse 37.5%
Other Directors 62.5%

* One female director self-identifies as Asian (Indian)/Scottish and African (Black).

Director Independence

87.5%
(7 out of 8)

Board Skills and Experience

Senior Leadership
100%
(8 out of 8)

Public Company
87.5%
(7 out of 8)

Financial Literacy
87.5%
(7 out of 8)

Industry
75%
(6 out of 8)

Global Business
75%
(6 out of 8)

Manufacturing/ Operations
62.5%
(5 out of 8)

Strategy/ Marketing
62.5%
(5 out of 8)

Technology/ Innovation
37.5%
(3 out of 8)

Sustainability
25%
(2 out of 8)

ii	HEXCEL CORPORATION | 2022 Proxy Statement

2022 PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We believe that our corporate governance practices generally reflect best practices consistent with Hexcel’s and our stockholders’ interests. Key features of our corporate governance practices include:

Board Independence

✓  Seven of eight director nominees are independent

✓  Independent lead director empowered with broad responsibilities and governance duties

✓  CEO is the only management director

✓  All board committees are composed exclusively of independent directors

Board Practices

✓  Annual elections for all directors

✓  Majority voting policy triggering resignation in uncontested elections of directors

✓  Annual board and board committee self-evaluations, and peer review of individual directors every other year

✓  Regular review of committee chair and member rotation

✓  Mandatory retirement age of 70 for directors

✓  Regular executive sessions of board and committees without management present

✓  Director resignation policy for material changes in principal occupation

✓  Limits on director “overboarding”

Other Best Practices

✓  One class of stock with equal voting rights

✓  Comprehensive enterprise risk, succession and business strategy oversight

✓  Policies prohibiting hedging and pledging Hexcel stock by directors and officers

✓  Robust stockholder engagement and outreach to allow for management and the board to understand and consider issues that matter most to stockholders

Stock Ownership

CEO	6X	Annual Base Salary

Executive VPs	3X	Annual Base Salary

Other Executive Officers	2X	Annual Base Salary

Other Officers	1X	Annual Base Salary

Directors	5X	Annual Cash Retainer

HEXCEL CORPORATION | 2022 Proxy Statement	iii

2022 PROXY STATEMENT SUMMARY

Sustainability at Hexcel

At Hexcel, we strive to be an industry leader and a responsible steward of resources – both human and natural. We relentlessly pursue innovations that lead to reduced energy use, less waste, lower lifecycle operational costs, and improved lifecycle efficiency. Our products are used by customers to save weight, which reduces fuel consumption and helps to reduce carbon emissions. Some of our products reduce noise pollution while others help to produce clean and renewable energy.

Sustainability at Hexcel is about making responsible products in responsible ways, supported by a diverse One Hexcel team that is propelling us toward a better tomorrow.

Our Product Leadership

Lightweighting and Fuel Consumption	Noise Reduction	Recycle and Reuse
Each new generation of commercial aircraft has used increasing quantities of advanced composites to replace metals and reduce weight for more fuel-efficient aircraft with lower CO2 emissions and less maintenance.	HexWeb® Acousti-Cap® sound attenuating honeycomb used in the nacelle that surrounds an aircraft jet engine provides dramatic noise reduction during takeoff and landing without a structural weight penalty.	Hexcel is working with partners globally to recycle and repurpose carbon fiber and carbon fiber prepreg. Currently, approximately 25% of Hexcel total waste is recycled including paper, cardboard, metal, plastics, oil, solvents and production scrap.

Our Sustainability Pillars

In 2021, our employee sustainability strategy team, comprised of Hexcel leaders representing each business unit and functional group, worked with our management team and our nominating, governance and sustainability committee to integrate stakeholder feedback and establish Hexcel’s sustainability pillars, which represent our current areas of focus.

(2030 environmental and safety targets based on 2019 performance)

Our Sustainability Targets

Hexcel has established long-term goals that further our global commitment to a more sustainable future.

These goals guide our initiatives, foster greater transparency and accountability, and allow for measurement of our progress. Our performance will be tracked through specific, time-bound objectives that are aligned with our goal-setting and strategic planning processes.

30% reduction in greenhouse gas emissions intensity[1]	30% reduction in waste to landfill	20% reduction in once-through freshwater use	50% improvement in total recordable incident rate (TRIR)[2]

100% acceptance All of our global direct suppliers will accept the Hexcel Supplier Code of Conduct or will demonstrate acceptance of an equivalent code governing their own activities.	100% compliance
We actively promote 100%
compliance with all laws,
regulations and company
policies governing human
trafficking, forced and child
labor, discrimination,
harassment, privacy rights,
fair labor practices and
	freedom of association.	100% diversity sourcing We will source diverse slates for 100% of our external salaried positions, including executive management and board of director level appointments.	10% increase We will increase our giving through the Hexcel Foundation by 10% a year from 2022 through 2025.

1 - Emission intensity is a measure of CO2 emissions relative to the intensity of an industrial manufacturing process.

2 - Based on 200,000 worker hours.

iv	HEXCEL CORPORATION | 2022 Proxy Statement

2022 PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Our compensation philosophy is to deliver pay for performance that is aligned with stockholders’ interests, and we follow a number of compensation practices designed to provide a level of performance that creates sustainable value for our stockholders.

Our Compensation Best Practices

✓  89% of target CEO pay in 2021 was variable and at risk

✓  Emphasis on performance-based compensation

✓  Non-guaranteed performance-based annual cash bonuses

✓  Challenging performance targets under annual cash bonus plan and long-term stock-based compensation

✓  Multiyear vesting periods for annual stock awards

✓  Limit on maximum incentive payouts

✓  No excise tax gross-up under severance agreements after 2013 or under our Executive Severance Policy

✓  No perquisites to newly hired or appointed executive officers

✓  No repricing of any stock options without stockholder approval

✓  Clawback policy that applies to executive officer incentive-based compensation

✓  Annual say-on-pay stockholder vote

✓  Policies prohibiting hedging and pledging Hexcel stock by executive officers and management

2021 Executive Compensation Overview

Although we began to see signs of aerospace industry recovery in 2021, including an increase in domestic air travel, the impact of the COVID-19 pandemic to our operating performance that began in 2020 continued in 2021. The company faced significant COVID-19 related headwinds, including supply chain destocking in the first half of the year, and our compensation committee took into account considerable industry uncertainty and a volatile economic environment as it finalized performance goals in January 2021.

In light of the uncertainty facing the company, our compensation committee determined that it was critical to make certain changes to our executive compensation in 2021 in an effort to ensure a consistent senior management team motivated to execute on our business recovery plan and long-term strategy, while remaining aligned with our compensation philosophy and recognizing the challenging position of our stockholders. These changes included:

■	Maintaining the long-term incentive targets for the performance-based share awards (“PSAs”) with a performance period ending December 31, 2021, set in January 2019, resulting in a 0% payout for the second consecutive year;

■	Restructuring key performance metrics for our 2021 short and long-term incentive plans;

■	Reducing the 2021 annual incentive maximum payout cap from 200% to 100% of target, and reducing the 2021-2023 long term maximum incentive cap from 200% to 150% of target, to better align management with stockholders and avoid the potential for management to receive a windfall if our recovery period was shorter than forecasted; and

■	Utilizing a performance-based “return to growth” equity incentive opportunity for named executive officers.

HEXCEL CORPORATION | 2022 Proxy Statement	v

2022 PROXY STATEMENT SUMMARY

QUESTIONS AND ANSWERS

Why is Hexcel holding the Annual Meeting virtually this year?

Due to the ongoing effects of the COVID-19 pandemic and to provide a safe and readily accessible experience for our stockholders, directors and employees, we will be holding the Annual Meeting live via the Internet.

What is required in order to attend the Annual Meeting?

A summary of the information you need to attend the Annual Meeting online is provided below:

■	Any stockholder on the record date can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HXL2022

■	Webcast starts at 10:30 a.m., eastern daylight time

■	Online check-in will begin at 10:15 a.m., eastern daylight time

■	Please have the 16-digit control number included in the Notice, the proxy card or the voting instruction card delivered to you to access the Annual Meeting

■	Stockholders may vote and submit questions electronically while attending the Annual Meeting on the Internet

■	If you do not have a 16-digit control number, you may still attend the Annual Meeting as a guest in listen-only mode

■	In addition, webcast replay of the Annual Meeting will be available beginning on May 6, 2022 until June 5, 2022 on the Investor Relations section of our website

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholders meeting log-in page. Technical support will be available starting at 10:15 a.m., eastern daylight time, on May 5, 2022.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/HXL2022. If necessary, the announcement will provide updated information regarding the date, time, and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at investors.hexcel.com.

Can I ask questions at the Annual Meeting?

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/HXL2022, entering the 16-digit control number included in the Notice, the proxy card or the voting instruction card delivered to you, typing your question in the “Ask a Question” box in the Annual Meeting portal, and clicking submit. You may also submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number. You may submit questions in advance until 11:59 p.m., eastern daylight time on May 4, 2022.

We ask that you limit your remarks to a brief question that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Stockholders will be limited to one question each unless time otherwise permits. Questions will be addressed in the Q&A portion of the Annual Meeting, and we will also respond to questions on an individual basis or, if the question meets the guidelines established for the Annual Meeting, we will post answers on the Investor Relations section of our website after the Annual Meeting.

vi	HEXCEL CORPORATION | 2022 Proxy Statement

2022 PROXY STATEMENT SUMMARY

Who is entitled to vote at the Annual Meeting?

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a holder of our common stock at the close of business on March 14, 2022, the record date for the Annual Meeting. Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered the stockholder of record or a “record holder” with respect to those shares, and you may vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee is responsible for providing you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a paper copy of the proxy materials?

The Securities and Exchange Commission’s (the “SEC”) rules allow us to furnish our proxy materials over the Internet instead of mailing a printed copy to each stockholder of record. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials other than as described in this proxy statement. Instead, the Notice will instruct you as to how you may access and review the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the Notice.

On or about March 23, 2022, we will mail the Notice to our stockholders (other than those who previously requested electronic delivery or a printed copy of our proxy materials). The proxy statement and the form of proxy relating to the Annual Meeting will be made available to our stockholders on the date that the Notice is first sent.

Using this method of delivery contributes to our sustainability efforts, expedites receipt of proxy materials by our stockholders and reduces the cost of producing and mailing the full set of proxy materials.

How do I vote?

The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a record holder (that is, in your own name) or as a beneficial owner (that is, through a nominee, such as a broker or bank). You may also hold shares as a participant in one of our employee benefit plans.

Voting by record holders

If you are a record holder, and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it using the enclosed return envelope.

You also may vote prior to the Annual Meeting via the Internet, in the manner described on the proxy card or the Notice, including by scanning the QR code provided on the Notice or proxy card with your mobile device, via telephone, in the manner described on the proxy card.

Finally, you may attend the Annual Meeting (virtually) and vote online during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HXL2022 and entering the 16-digit control number included in the Notice or the proxy card delivered to you. Please have your 16-digit number in hand when you access the website and then follow the instructions. Online check-in will begin at 10:15 a.m., eastern daylight time. Please allow time for the online check-in procedures. Even if you plan to virtually attend the Annual Meeting, we recommend that you vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by beneficial holders

If you are a beneficial owner, you should receive separate instructions from your broker, bank or other nominee describing how to vote. As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares.

HEXCEL CORPORATION | 2022 Proxy Statement	vii

2022 PROXY STATEMENT SUMMARY

Voting by participants in an employee benefit plan

If you hold shares through our Employee Stock Purchase Plan or our 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) savings plan, all shares of common stock for which the trustee has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes, and those shares will not be voted by the custodian.

Our distribution agent, Broadridge Financial Solutions, Inc. (“Broadridge”), provides proxy materials to participants in these plans on behalf of the custodian or trustee. If you are a plan participant and also a record holder, Broadridge may combine the shares registered directly in your name and the shares credited to your applicable plan account onto one proxy card. If Broadridge does not combine your shares, you will receive more than one Notice or set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee. To allow sufficient time for voting by your custodian or trustee, your voting instructions must be received by 10:30 a.m., eastern daylight time, on May 2, 2022.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If your shares are held in more than one account, you will receive a Notice, a proxy card or a voting instruction form for each account. To ensure that all of your shares are voted, please follow the voting submission instructions you receive for each account.

How does the board of directors recommend that I vote?

The board recommends that you vote:

■	FOR the election of the eight director nominees;

■	FOR the approval, on an advisory, non-binding basis, of the company’s 2021 executive compensation; and

■	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2022.

What if I return my proxy card or otherwise vote, but do not vote for all of the proposals?

All properly voted shares that we receive prior to the deadlines described herein will be voted at the Annual Meeting. The persons designated on the proxy card as “proxies” (the “proxy holders”) will vote all shares covered by the proxy in accordance with your instructions. If no instructions are given on a valid proxy, the proxy holders will vote the shares in accordance with the board’s recommendations.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares in their discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

What is a broker “non-vote”?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers are not permitted to vote on the election of directors or the advisory vote on the compensation of our named executive officers; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters.

viii	HEXCEL CORPORATION | 2022 Proxy Statement

2022 PROXY STATEMENT SUMMARY

How do I revoke a proxy?

If you are a record holder and have provided a proxy, you may revoke it at any time prior to the Annual Meeting by:

■	giving written notice of revocation to our Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com, with a later date than the date of any proxy you previously provided, so long as the revocation is received by our Corporate Secretary prior to the Annual Meeting;

■	submitting a new, properly completed, subsequently dated proxy (whether by proxy card, online, or telephone), so long as it is received prior to the applicable voting deadline described in the Notice or proxy card; or

■	joining the Annual Meeting and voting online during the meeting.

If you are a beneficial owner, you should contact your broker, bank, or other nominee for instructions on how to revoke your proxy or change your vote. If you are an employee stockholder who holds shares through one of our benefit plans, you should contact the trustee or custodian for instructions on how to revoke your proxy or change your vote.

What are the quorum and vote requirements?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will exist if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present at the virtual annual meeting online or represented by proxy at the Annual Meeting. As of the record date, March 14, 2022, 84,035,687 shares of common stock were issued and outstanding. The holders of 42,017,844 shares will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

The following table indicates the vote required for approval of each matter to be presented to the stockholders at the Annual Meeting and the effect of abstentions and broker non-votes.

	Required Vote	Effect of Abstentions and Broker Non-Votes
Proposal 1 — Elect eight directors	Number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee.	Abstentions and broker non-votes will have no effect on the voting for this matter.
Proposal 2 — Approve, on an advisory, non-binding basis, 2021 executive compensation	Affirmative vote of a majority of the shares of common stock present in person (virtually) or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” Broker non-votes will have no effect on the voting for this matter.
Proposal 3 — Ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2022	Affirmative vote of a majority of the shares of common stock present in person (virtually) or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” Broker non-votes (if any) will have no effect on the voting for this matter. There should be no broker non-votes because brokers are permitted to vote on this proposal, even if they have not received voting instructions from the beneficial owners.

HEXCEL CORPORATION | 2022 Proxy Statement	ix

2022 PROXY STATEMENT SUMMARY

How may the company solicit my proxy?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee of approximately $12,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, by telephone or by other forms of electronic communication, without additional compensation. We will reimburse brokers, banks and other nominees who hold shares of common stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

How will the votes at the Annual Meeting be tabulated?

At the Annual Meeting, Broadridge will tabulate all votes cast online during the Annual Meeting or by proxy. Its officers, employees or agents will serve as inspectors of election.

Where will I find the voting results on the proposals presented at the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K that we will file with the SEC, within four business days following the Annual Meeting.

How may I obtain a copy of the Annual Report and proxy materials?

We will provide by mail or by email, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (not including exhibits and documents incorporated by reference), this proxy statement, and the Annual Report and proxy materials for future Annual Meetings (once available) at your request. Please follow the instructions as set forth in the Notice, or you may direct your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com. These materials also are available, free of charge, at www.proxyvote.com and on our website at www.hexcel.com. Requests for materials relating to the Annual Meeting must be made by April 21, 2022 to facilitate timely delivery.

Several stockholders live at my address. Why did we receive only one copy of the Notice or one set of proxy materials?

We typically deliver only one copy of the Notice or one set of the proxy materials to multiple stockholders at the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered. Record holders who wish to receive a separate copy of the Notice or proxy materials in the future, or record holders sharing an address who wish to receive a single copy of the Notice or proxy materials in the future, should notify our company’s Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, by email to CorporateSecretary@hexcel.com, or by telephone at (203) 969-0666. Beneficial owners who have the same address and wish to receive a separate copy of the Notice or proxy materials in the future should contact their broker, bank, or other nominee.

x	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, eight directors will be elected to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Majority Voting Standard for Election of Directors

Our Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, which will apply to the election of directors at the Annual Meeting, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the vote. If a nominee who currently is serving as a director is not elected or reelected, Delaware law provides that the director will continue to serve on the board. However, each incumbent director nominee standing for election or reelection must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for election or reelection and the board’s acceptance of the resignation, which the board, in its discretion and in accordance with the procedures described below, may reject if it deems such rejection to be in the best interests of the company.

Prior to the board’s determination to accept or reject the resignation, the nominating, governance and sustainability committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. The board will take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or votes of the committee or the board regarding the acceptance of the resignation.

In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected, which is not the case with respect to the election of directors at the Annual Meeting), a plurality voting standard will apply, and the directors with the highest number of “for” votes will be elected.

HEXCEL CORPORATION | 2022 Proxy Statement	1

PROPOSAL 1—Election of Directors

Information Regarding the Directors

All of our current directors have been nominated for reelection to the board. In connection with its determination that our current directors should continue to serve on our board, the nominating, governance and sustainability committee considered, among other factors, certain key attributes, experience, qualifications and skills that the board considers valuable to ensure effective oversight of the company, which we refer to as “core competencies.” These core competencies are defined in the chart below and listed in each director’s biography, as applicable. In addition to the core competencies, the nominating, governance and sustainability committee also considered the experience of certain directors in financing, mergers and acquisitions, investor relations, risk management and compliance, and other relevant areas related to issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business and other proposals suggested by management. The following chart summarizes the core competencies and illustrates how the current directors collectively represent these core competencies. These indicators are intended to be a high-level summary of what the board views as the core competencies and are not a comprehensive list of each director’s skills or contributions to the board:

Senior Leadership	Public Company	Financial Literacy

8 out of 8 Experience in senior leadership at a large-scale or global operation	7 out of 8 Experience with public company governance	7 out of 8 An understanding of financial statements and financial reporting processes

Industry	Global Business	Manufacturing/ Operations

6 out of 8 Expertise in the company’s industries and end markets it serves	6 out of 8 Experience with operations and business strategy outside the U.S.	5 out of 8 Experience with complex manufacturing/operations

Strategy/Marketing	Technology/Innovation	Sustainability

5 out of 8 Experience in or management responsibility for developing business or marketing strategies	3 out of 8 Experience in research and development, engineering, science, digital media or technology	2 out of 8 Experience overseeing environmental, social and other sustainability initiatives

2	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

NICK L. STANAGE
Chairman, Chief Executive Officer and President Hexcel Corporation Age: 63 Director Since: 2013

Core Competencies:

■	Extensive experience with management, strategy, financial and operational requirements of a global manufacturing company
■	Substantial knowledge of the company’s industry, technologies, customers and product base
■	In-depth understanding of the company’s operations, growth opportunities and challenges

Career Highlights:

■	Chairman (since January 2014), Chief Executive Officer (since August 2013) and President (since November 2009) of the company; previously its Chief Operating Officer (May 2012-August 2013)
■	Former President of the Heavy Vehicle Products group at Dana Holding Corporation (2005-2009)
■	Prior leadership roles of increasing significance at Honeywell Inc. (formerly Allied Signal) (1986-2005), including Vice President Integrated Supply Chain and Technology for the Consumer Products Group and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division

Other Current Public Company Directorships:

■	TriMas Corporation, since November 2013 (compensation and corporate governance and nominating committees)

JEFFREY C. CAMPBELL

Executive Vice President and Chief Financial Officer
American Express Company

Age: 61

Director Since: 2003 (Lead Director since 2018)

Committees: Audit (Chair); Nominating, Governance and Sustainability

Core Competencies:

■	Extensive finance and accounting experience; SEC “audit committee financial expert”
■	Significant experience in compliance, risk management, financing, systems solutions, investor relations, and sustainability strategy
■	Senior leadership and management positions in the commercial aviation industry
■	In-depth knowledge of the company’s operations, customers and product base

Career Highlights:

■	Executive Vice President and Chief Financial Officer of the American Express Company, a global services company (since August 2013)
■	Former Executive Vice President and Chief Financial Officer of McKesson Corporation (2004-2013)
■	Positions of increasing significance at American Airlines (1990-2003), including Senior Vice President and Chief Financial Officer of AMR Corp., the parent company of American Airlines, and Vice President at American Airlines

Other Current Public Company Directorships:

■	Aon plc, since March 2018 (audit committee and organization and compensation committee)

HEXCEL CORPORATION | 2022 Proxy Statement	3

PROPOSAL 1—Election of Directors

CYNTHIA M. EGNOTOVICH
Retired President, Aerospace Systems Customer Service United Technologies Corporation Age: 64 Director Since: 2015 Committees: Audit; Nominating, Governance and Sustainability (Chair)

Core Competencies:

■	Extensive senior leadership and management experience in the aerospace industry
■	Significant experience overseeing and assessing the performance of companies, as well as their accountants
■	In-depth global manufacturing and public company governance experience

Career Highlights:

■	Former President, Aerospace Systems Customer Service of United Technologies Corporation (July 2012-November 2013)
■	Prior leadership roles of increasing significance at Goodrich Corporation (1986-2012, when acquired by United Technologies Corporation), including Segment President, Nacelles and Interior Systems, Segment President of Engine Systems, Segment President of Electronic Systems and Segment President of Engine & Safety Systems

Other Current Public Company Directorships:

■	Welbilt, Inc., since February 2016 (chairperson and governance committee chair)

Former Public Company Directorships:

■	The Manitowoc Company (2008-2016)

THOMAS A. GENDRON
Chairman, Chief Executive Officer and President Woodward, Inc. Age: 61 Director Since: 2010 Committees: Compensation

Core Competencies:

■	Extensive manufacturing, operations, strategy and marketing experience in the aerospace and industrial industries
■	Significant knowledge and experience in executive leadership and operational and management issues relevant to global manufacturing environments
■	In-depth experience overseeing executive compensation

Career Highlights:

■	Chairman (since January 2008) and Chief Executive Officer and President of Woodward, Inc. (“Woodward”), a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets (since July 2005)
■	Prior leadership roles of increasing significance at Woodward, including Chief Operating Officer and President (2002-2005), Vice President and General Manager of Industrial Controls (2001-2002), Vice President of Industrial Controls (2000-2001), and Director of Global Marketing and Industrial Controls’ Business Development (1999-2000)

Other Current Public Company Directorships:

■	Woodward, since January 2005 (Chairman)

4	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

DR. JEFFREY A. GRAVES
Chief Executive Officer and President 3D Systems Corporation Age: 60 Director Since: 2007 Committees: Compensation; Nominating, Governance and Sustainability

Core Competencies:

■	Extensive experience in executive and management roles with companies heavily engaged in manufacturing and research and development
■	Significant experience in energy storage facilities and international market development
■	Ph.D. in Materials Science, with expertise in aerospace airframes, propulsion systems and energy fields
■	In-depth knowledge of the company’s product base and research and technology strategy

Career Highlights:

■	Chief Executive Officer and President of 3D Systems Corporation, an additive manufacturing solutions partner (since May 2020)
■	Former Chief Executive Officer and President of MTS Systems Corporation, a leading global supplier of test systems and sensors (May 2012-May 2020)
■	Former President and Chief Executive Officer of C&D Technologies, Inc. (2005-2012)
■	Prior leadership roles of increasing significance at Kemet Corporation (2001-2005)
■	Variety of management and research and technology positions at the General Electric Company (1994-2001)

Other Current Public Company Directorships:

■	3D Systems Corporation, since June 2020

Former Public Company Directorships:

■	FARO Technologies, Inc. (2017-2021)
■	MTS Systems Corporation (2012-2020)
■	Teleflex Incorporated (2007-2017)
■	C&D Technologies, Inc. (2005-2012)

HEXCEL CORPORATION | 2022 Proxy Statement	5

PROPOSAL 1—Election of Directors

GUY C. HACHEY
Retired President and Chief Operating Officer Bombardier Aerospace, Inc. Age: 66 Director Since: 2014 Committees: Compensation (Chair)

Core Competencies:

■	Extensive manufacturing, operations, strategy and marketing experience in the aerospace and automotive industries
■	Significant knowledge and experience in executive leadership and operational and management issues relevant to global manufacturing environments
■	In-depth experience overseeing executive compensation

Career Highlights:

■	Former President and Chief Operating Officer of Bombardier Aerospace, Inc. (May 2008-July 2014)
■	Prior leadership roles of increasing significance at Delphi Corporation, including Vice President, Delphi Corporation and President, Delphi Europe, Middle East and Africa, and Executive Champion for Delphi’s global manufacturing operations
■	Variety of manufacturing and engineering leadership positions at General Motors Corporation

Other Current Public Company Directorships:

■	Meggitt plc, since January 2019 (audit, remuneration and nominations committees)

DR. MARILYN L. MINUS
Chair of the Department of Mechanical and Industrial Engineering Northeastern University Age: 44 Director Since: 2020 Committees: Nominating, Governance and Sustainability

Core Competencies:

■	Extensive senior leadership experience in higher education
■	Ph.D. in Polymer, Textile and Fiber Engineering, with expertise in sustainability, including the production of energy-efficient lightweight polymer-matrix nano-composite materials
■	Substantial experience developing initiatives and programs that enhance cultural, racial, and socioeconomic diversity in engineering

Career Highlights:

■	Professor (since July 2018) and Chair (since May 2020) of the Department of Mechanical and Industrial Engineering at Northeastern University
■	Director of the Macromolecular Innovation in Nano-materials Utilizing Systems Laboratory (since January 2010)
■	Prior roles of increasing significance at Northeastern University, including Assistant Professor (2010-2015), Associate Professor (July 2015-July 2018), and the Associate Chair for Graduate and Research Affairs, Department of Mechanical and Industrial Engineering (July 2018-April 2020)
■	Member of the American Society for Mechanical Engineers, American Chemical Society, Materials Research Society, Institute of Industrial and Systems Engineers, and Society for the Advancement of Material and Process Engineering

6	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

CATHERINE A. SUEVER
Retired Executive Vice President – Finance and Administration and Chief Financial Officer Parker Hannifin Corporation Age: 63 Director Since: 2018 Committees: Audit

Core Competencies:

■	Extensive experience in finance and accounting; SEC “audit committee financial expert”
■	Significant experience in compliance, risk management, financing, systems solutions and investor relations
■	Senior leadership and management role at a global manufacturing organization serving both aerospace and industrial markets

Career Highlights:

■	Former Executive Vice President—Finance and Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading worldwide manufacturer of motion and control technologies and systems (April 2017-December 2020)
■	Prior leadership roles of increasing significance at Parker Hannifin Corporation, including Vice President and Corporate Controller (2010-2017), Vice President and Controller, Climate & Industrial Controls Group (2008-2010), Assistant Treasurer (2007-2008), Director, Finance and Investor Relations Support (2006-2007), Manager of External Reporting and a Division Controller and Business Unit Manager for the Gas Turbine Fuel Systems Division
■	Member of the American Institute of Certified Public Accountants

Other Current Public Company Directorships:

■	Ingredion, Inc., since August 2021 (audit committee)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

HEXCEL CORPORATION | 2022 Proxy Statement	7

PROPOSAL 1—Election of Directors

Independence of Directors

Our board has affirmatively determined that each current member of our board of directors is independent within the meaning of the listing standards of the NYSE, other than Mr. Stanage, our Chairman of the Board, Chief Executive Officer and President. In addition, the board has determined that the members of the audit committee, compensation committee and nominating, governance and sustainability committee are, and were during the year ended December 31, 2021, independent within the meaning of the NYSE listing standards, including the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its independence determinations, the board considered the following: Dr. Graves was, during 2021, a non-employee director of a company that is our supplier; Mr. Campbell is a non-employee director of a company that provides consulting services to us; and Mr. Hachey is a non-employee director of a company that is both a customer and a supplier of ours. After considering, among other things, purchases by each company that is a customer as a percentage of our total sales, our purchases (if any) of goods or services from each company that is a supplier or service provider as a percentage of such company’s total sales, and that Dr. Graves, Mr. Campbell and Mr. Hachey were not employed by the companies referenced above, the board concluded that our relationships with these companies do not impair Dr. Graves’, Mr. Campbell’s or Mr. Hachey’s independence. In making the independence determination with respect to Dr. Graves and Ms. Suever, the board considered that they were, during 2020, executive officers of companies that are or have been in the last three fiscal years either a supplier or a customer of Hexcel. After considering, among other things, the de minimis amount of the transactions with these companies, the board concluded that our relationships with these companies do not impair Dr. Graves’ or Ms. Suever’s independence.

Board Service

Director Tenure

The company has a majority voting standard for the election of directors, as described above under “Majority Voting Standard for Election of Directors.”

Our corporate governance guidelines also provide that the nominating, governance and sustainability committee is required to consider the previously tendered resignation of any non-employee director who retires, changes his or her employer or experiences a significant reduction in his or her professional or employment responsibilities, and recommend to the board whether to accept such resignation. The board, on the recommendation of the committee, may decline to accept any such resignation. During 2021, no resignations were submitted under this policy.

Our corporate governance guidelines also require employee directors to resign from the board at the time when they are no longer employed by the company. In addition, it is the general policy of the company that no director having attained the age of 70 years shall be nominated for reelection or reappointment to the board.

Director Overboarding Policy

Pursuant to our corporate governance guidelines, directors may not serve on a total of more than four public company boards, and no director who serves as chief executive officer of a public company may serve on a total of more than three public company boards (including the board of the company of which such director is the chief executive officer). All of our current directors comply with our overboarding policy. However, we are aware that some of our stockholders have their own board membership policies that are more restrictive than our policy. When a director joins our board and during the peer evaluation process, which most recently took place in 2021, we ensure that each director has sufficient time to be a productive member of our board and has exhibited this capacity through his or her contributions to board discussions and decision-making. Our board believes that the above policy strikes the right balance by allowing for the experience gained through membership on other boards and the time commitment needed for engaged board service.

8	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

Meetings and Standing Committees of the Board of Directors

General

During 2021, there were seven meetings of the board, and 15 meetings in the aggregate of the three standing committees of the board. Each of the incumbent directors attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2021. A director is expected to regularly attend and participate in meetings of the board and of the committees on which the director serves, and to attend the annual meeting of stockholders, pursuant to the company’s corporate governance guidelines. Each of our directors virtually attended the last annual meeting of stockholders.

During 2021, the board had the following standing committees: audit committee; compensation committee; and nominating, governance and sustainability committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of the three standing committees operates under a charter which is reviewed at least annually by the relevant committee and approved by the board. The charter for each committee requires that all members be independent, as required by NYSE listing standards. Our board has also adopted corporate governance guidelines. All committee charters and the corporate governance guidelines are available through the Investor Relations section of our website, www.hexcel.com, under “Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com.

The following table provides information regarding the current membership of each standing board committee and the number of meetings held during fiscal year 2021:

Name	Audit	Compensation	Nominating, Governance and Sustainability
Jeffrey C. Campbell	Chair		■
Cynthia M. Egnotovich	■		Chair
Thomas A. Gendron		■
Dr. Jeffrey A. Graves		■	■
Guy C. Hachey		Chair
Dr. Marilyn L. Minus			■
Catherine A. Suever	■
Number of Meetings	8	5	2
Actions by Written Consent	0	0	1

Audit Committee

The audit committee assists the board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 64 of this proxy statement.

All members of our audit committee meet the financial literacy requirements of the NYSE. In addition, our board has determined that Jeffrey C. Campbell and Catherine A. Suever are each an “audit committee financial expert” under SEC rules.

The audit committee has adopted procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters by employees, stockholders or other persons. Any person with such a complaint should report it to the board as set forth under “Contacting the Board” on page 14. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

HEXCEL CORPORATION | 2022 Proxy Statement	9

PROPOSAL 1—Election of Directors

Nominating, Governance and Sustainability Committee

The nominating, governance and sustainability committee of the board identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and maintains our corporate governance principles; oversees the evaluation of the board and the committees of the board; and assists the board in fulfilling its oversight responsibilities relating to the company’s sustainability strategy.

The nominating, governance and sustainability committee evaluates the board’s and each committee’s performance at least annually. In addition, the nominating, governance and sustainability committee, in collaboration with the lead director, conducts a peer review of individual directors every other year. The board evaluation process is more fully described under “Board Evaluation Process” on page 12 below.

The nominating, governance and sustainability committee also reviews, at least on an annual basis, and reports to the board on trends and changes with respect to corporate governance law, regulation, and practice and with respect to the company’s sustainability strategy, including initiatives and policies relating to environmental stewardship, corporate social responsibility and corporate culture. The committee also considers any other corporate governance and sustainability issues that arise from time to time and develops related recommendations for the board to consider.

Director Candidate Process

Under the charter of the nominating, governance and sustainability committee and our corporate governance guidelines, the nominating, governance and sustainability committee is responsible for assessing the appropriate balance of criteria required of board members and, in considering potential director candidates, will consider, among other things, the background and qualifications of the potential director candidate, including knowledge, experience, diversity (such as race, gender and national origin), personal and professional integrity, business judgment, time availability in light of other commitments, potential conflicts of interest and such other factors that the nominating, governance and sustainability committee considers appropriate in the context of the needs or stated requirements of the board, including the core competencies. The nominating, governance and sustainability committee has independent authority to select and retain a search firm to assist it in identifying qualified candidates for board membership and has the sole authority to approve the search firm’s fees and terms of engagement.

While we do not have a formal policy with regard to consideration of diversity in identifying director nominees, both the charter of the nominating, governance and sustainability committee and our corporate governance guidelines list diversity (such as race, gender and national origin) as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, in addition to race, gender and national origin. In 2020, the committee explicitly requested that the external search firm engaged to identify candidates for appointment to the board of directors include racially and ethnically diverse candidates in the slate for consideration and expects to include a similar requirement when engaging in general searches for board candidates in the future.

The nominating, governance and sustainability committee will consider director candidates recommended by stockholders, as well as by other sources, including our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate, according to the criteria set forth above. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to the Corporate Secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. For the 2023 Annual Meeting of Stockholders, such recommendations must be received by the Corporate Secretary no later than January 5, 2023. The stockholder must supply the following with his or her recommendation, as well as certain other information, as described in our Bylaws:

■	The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock; and

■	The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the candidate’s consent to be named as a director if selected by the committee and nominated by the board.

10	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

In connection with its evaluation, the nominating, governance and sustainability committee may request additional information from the candidate or the recommending stockholder. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Compensation Committee

The compensation committee articulates our compensation policy and principles, reviews and approves our compensation programs, including director compensation, and oversees our benefit plans. In this regard, the compensation committee oversees the administration of our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and PSAs to executive officers, other key employees, directors and consultants; any such grants to Mr. Stanage are subject to approval by our independent directors. The compensation committee may delegate its authority to a subcommittee of its members.

Additional information regarding the compensation committee, including additional detail about the policies and principles regarding our compensation program, and information concerning the compensation consultant retained by the compensation committee (including a description of services provided by the consultant), is set forth under “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement.

Board Leadership Structure

As stated in our corporate governance guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe our board structure and board and committee oversight processes serve to facilitate our maintenance of a high standard of corporate governance and effective accountability of the CEO to the board, including the following:

■	Each of the other directors on the board is independent;

■	The board has named a highly qualified lead director, whose responsibilities are described below;

■	Mr. Stanage’s performance and compensation is reviewed, and his compensation is recommended, by the compensation committee, subject to approval by the independent directors as a group;

■	The independent directors meet regularly in executive sessions without management; and

■	The board regularly reviews performance, management development and succession plans for executive positions.

Our Bylaws dictate that if the Chairman of the Board is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Campbell to serve as lead director. In addition to his authority to call a meeting of the independent directors, Mr. Campbell has the responsibilities listed below:

■	Oversees the flow of information to the board;

■	Determines the annual master agenda for board meetings with input from management and other directors;

■	Collaborates with the CEO to set meeting agendas and ensure that information and materials that are important to the board’s understanding of agenda items are sufficient in scope;

■	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO;

■	Collaborates with the nominating, governance and sustainability committee to conduct peer reviews of individual directors as part of the board’s evaluation process;

■	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern; and

■	Collaborates with the nominating, governance and sustainability committee in monitoring the composition and structure of the board.

HEXCEL CORPORATION | 2022 Proxy Statement	11

PROPOSAL 1—Election of Directors

Under our corporate governance guidelines, non-management directors are required to meet in executive session, without management, on a regularly scheduled basis, but no less than two times a year.

Board Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the board of directors. Our corporate governance guidelines assign responsibility for overseeing the annual board and committee evaluation process to the nominating, governance and sustainability committee. The evaluation process is adopted by the board upon recommendation of the nominating, governance and sustainability committee. The current board and committee evaluation process involves two steps. First, every year each director completes a questionnaire evaluating the board of directors as a whole and each standing committee of the board on which he or she serves, including feedback on board and committee effectiveness, size, composition and frequency of meetings, director access to management and the sufficiency and timeliness of information and materials provided by management, and the sufficiency of processes for risk oversight, as well as the overall mix of director skills, experience and backgrounds. The results of the survey are aggregated, summarized by the General Counsel, and presented to the nominating, governance and sustainability committee, which then provides a report, with recommendations of governance changes, if any, to the board and each committee. Second, every other year, a peer review is conducted, to provide feedback on the experience, background, skills, overall commitment and contribution to the effectiveness of the board of each director, with the last peer review having been conducted in 2021 and the next one scheduled for 2023. The lead director interviews each of the other directors to obtain an evaluation of all of the other directors, except the lead director. The chair of the nominating, governance and sustainability committee conducts a similar interview of each other director evaluating the lead director. Each director then receives feedback from the lead director, and the lead director receives feedback from the chair of the nominating, governance and sustainability committee. The evaluations by each director remain anonymous to the extent reasonable. If the lead director or the chair of the nominating, governance and sustainability committee believes that significant issues arise from the peer evaluations, he or she presents those concerns to the board.

12	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

Risk Oversight

Board of Directors The board is actively involved in overseeing our risk management, both directly and through its standing committees, which provide regular reports to the board. Management presents to the board at least twice annually regarding material risks facing the company, during which the board helps management define key risk and business continuity indicators, and determines any additional actions that should be taken to mitigate the risks. The board is regularly provided updates from leaders of our business units and at least once annually engages in an in-depth strategic review where the most significant risks affecting the company’s long-term plan are discussed. Our Chief Information Officer reviews information technology and cybersecurity risks and the measures implemented to mitigate such risks with the board at least once annually. The board receives a presentation on sustainability from members of the sustainability strategy team comprised of senior level company employees representing each of the company’s business units and funtional groups, including matters related to climate change and long-term emissions reduction goals, during the board’s annual strategic planning meeting. Management updates the board at least once annually on significant human capital matters related to succession planning, diversity and inclusion, employee health and safety, and talent attraction, retention and development. Audit Committee Oversees risks related to: financial statements and financial reporting and accounting and internal controls, including meeting in executive session with independent auditor and internal audit currency exchange and hedging policies tax insurance regulatory compliance internal ethics and compliance program Compensation Committee Oversees risks related to: board and executive compensation policies and practices welfare and benefit plans talent attraction, motivation and retention Nominating, Governance & Sustainability Committee Oversees risks related to: corporate governance practices board succession sustainability strategy and long-term goals related to the company’s sustainability pillars listed on page iv, including receiving a presentation on sustainability (similar to the one provided to the board Senior Management The company has an active enterprise risk management program, which is designed to measure, manage and aggregate risks on an enterprise-wide basis, and provide a systematic approach to risk assessment and mitigation. Under the enterprise risk management program, management identifies and assesses various risks facing the company (including internal risks related to our operations, strategy, financial condition, and employees, and external risks related to our markets, geographic locations and geopolitical conditions, global supply chain, cybersecurity, regulatory environment, sustainability, including climate change, and macroeconomic outlook), taking into account the likelihood of occurrence and potential impact. Management is responsible for developing an action plan to eliminate, mitigate or monitor such risks.

HEXCEL CORPORATION | 2022 Proxy Statement	13

PROPOSAL 1—Election of Directors

Succession Planning

At least annually, the board engages in a review of management development and succession planning to assess organizational and leadership effectiveness and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions. In addition to the nominating, governance and sustainability committee’s review of the company’s human capital management actions and diversity and inclusion initiatives as part of its oversight of sustainability strategy, during the board’s review of management development and succession planning, the full board reviews information related to the company’s diversity and inclusion metrics and initiatives, as well as other human capital strategy matters, including talent attraction, retention and development programs.

Stockholder Engagement

The company welcomes and seeks stockholder engagement throughout the year and management will be available to answer questions from stockholders at the Annual Meeting. In addition, company management conducts stockholder outreach throughout the year to ensure management understands and considers the issues that matter most to our stockholders. Management regularly apprises the board of directors of relevant and topical investor feedback. We provide regular updates regarding the company’s performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, earnings calls that include a question-and-answer period for analysts, investor days, and educational investor and analyst conversations. We have maintained investor dialogue and outreach during the pandemic through virtual meetings and participating in virtual investor conferences. We also communicate with stockholders and other stakeholders through a variety of methods including our annual report, proxy statement and other filings with the SEC, news releases, social media, webcasts and the Hexcel website. We believe ongoing stockholder engagement allows us to communicate our strategy, as well as understand and effectively respond to any stockholder concerns.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com. The Corporate Secretary will review all communications and forward them to the lead director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director relating to accounting, internal controls or auditing matters will promptly be brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our directors, officers and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct, which applies to all of our directors, officers and employees worldwide, and addresses in detail our expectations with regard to conduct that fulfills our policy. The Code can be viewed on the Investor Relations section of our website, www.hexcel.com, under “Governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the Investor Relations section of our website under “Governance.”

14	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 1—Election of Directors

Director Compensation in 2021

The company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the board, and an equity component, which is designed to align the interests of non-employee directors and stockholders. The company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the company receive no additional compensation for their service on the board.

The compensation committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full board. As part of this annual review, the compensation committee considers the significant time commitment and skill level required by each non-employee director in serving on the board and its various committees. The compensation committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program against the peer group we use to evaluate our executive compensation program.

Annual non-employee director cash compensation consists of a retainer of $73,000 plus:

■	$25,000 for the lead director;

■	$10,000 for each member of the audit committee;

■	$7,500 for each member of the compensation committee; and

■	$5,000 for each member of the nominating, governance and sustainability committee.

Each committee chair receives the following additional annual compensation:

■	$12,500 for the audit committee chair;

■	$7,500 for the compensation committee chair; and

■	$5,000 for the nominating, governance and sustainability committee chair.

Under our non-employee director compensation program, each non-employee director is permitted to elect to receive RSUs in lieu of his or her annual cash retainer (“Retainer RSUs”). In addition, upon initial election to the board and each reelection thereafter, each non-employee director receives a grant of RSUs (“Annual RSUs”) in an amount determined by the compensation committee following its receipt of the advice of its independent compensation consultant and its consideration of other relevant factors. The grant date value of Annual RSUs issued to directors in 2021 was $120,000. Non-employee director RSUs vest daily over the twelve months following the date of grant and convert into an equivalent number of shares of our common stock on the first anniversary of grant unless the director elects to defer conversion and delivery of the shares underlying the RSUs until termination of service as a director. Vesting of Retainer RSUs is accelerated upon any termination of service as a director. If and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the non-employee director equal to the cash dividend that we pay to holders of our common stock, which vest at the same time as the underlying RSUs to which they relate and are paid in cash.

In addition to the annual compensation described above, if a special committee is designated by the board, each non-employee director who serves on the special committee receives $1,000 for each meeting attended.

Our stock ownership guidelines, which are described on page 42, apply to non-employee directors, as well as executive officers. All of our non-employee directors, except Dr. Minus, who was appointed as a director in December 2020, are in compliance with the guidelines.

HEXCEL CORPORATION | 2022 Proxy Statement	15

PROPOSAL 1—Election of Directors

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2021:

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)(3)	($)
Jeffrey C. Campbell	125,342	119,996	245,338
Cynthia M. Egnotovich	93,000	119,996	212,996
Thomas A. Gendron	80,500	119,996	200,496
Dr. Jeffrey A. Graves	85,342	119,996	205,338
Guy C. Hachey	88,000	119,996	207,996
Dr. Marilyn L. Minus	84,197	119,996	204,193
Catherine A. Suever	82,842	119,996	202,838

(1)	The amounts in this column represent the fees that were earned or paid in cash plus the grant date fair value of Retainer RSUs granted to Mr. Campbell, Dr. Graves and Ms. Suever, who each elected to receive Retainer RSUs in lieu of their annual cash retainer for 2021. On January 15, 2021, April 9, 2021, July 2, 2021, and October 8, 2021, Mr. Campbell, Dr. Graves and Ms. Suever were each issued 378, 321, 296 and 294 Retainer RSUs in lieu of their quarterly annual retainer payments, respectively, having a grant date fair value per Retainer RSU granted of $48.17, $56.73, $61.52 and $61.95, respectively. The foregoing grant date fair values were computed in accordance with Accounting Standards Codification 718, “Compensation - Stock Compensation” (“ASC 718”). The amounts do not correspond to the actual value that will be realized by a director. For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The grant date fair value of each Annual RSU granted to directors on May 10, 2021 was $53.81, computed in accordance with ASC 718.

(3)	As of December 31, 2021, each of our non-employee directors held 2,230 Annual RSUs that were not yet eligible for conversion, which excludes (a) Retainer RSUs that a director elected to receive in lieu of the director’s annual cash retainer as disclosed in footnote 1 above and (b) RSUs for which a director has elected to defer conversion and delivery until termination of his or her service with the board. All RSUs granted prior to the 2021 Annual Meeting of Stockholders have either been converted into common stock or are subject to a director election to defer conversion. Each director (other than Ms. Suever and Dr. Minus) elected to defer conversion and delivery of common stock underlying the RSUs granted in 2021 until termination of his or her service as a director.

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EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our current executive officers as of the date of this proxy statement. For additional information concerning Mr. Stanage, who has been an executive officer of Hexcel since 2009, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 1.

PATRICK J. WINTERLICH
Executive Vice President, Chief Financial Officer Executive Officer Since: 2017 Age: 52

Career Highlights:

■	Executive Vice President and Chief Financial Officer of Hexcel since September 2017.
■	Prior leadership roles of increasing significance at Hexcel since 1998 in Finance, Operations and Information Technology, most recently Senior Vice President—Tax, Systems and Enterprise Reporting (March 2016-August 2017).
■	Served in several financial capacities at Courtaulds plc, a U.K. international chemicals company.
■	Member of the Chartered Institute of Management Accountants.

GINA FITZSIMONS
Senior Vice President, Chief Human Resources Officer Executive Officer Since: 2022 Age: 51

Career Highlights:

■	Senior Vice President, Chief Human Resources Officer of Hexcel since January 2022; Vice President, Global Total Rewards and Talent (May 2020-January 2022); and Vice President, Global Total Rewards (June 2019-May 2020).
■	Prior leadership roles of increasing significance at Avon Products, Inc. (2007-2017), including Group Vice President—Global Total Rewards and Human Resources Business Partner (2016-2017), Vice President, Human Resources Business Partner (2014-2016) and Vice President, Total Rewards Leader (2011-2014).
■	Various global compensation and business development roles at Reader’s Digest (2001-2007) and Citigroup (1997-2001).

HEXCEL CORPORATION | 2022 Proxy Statement	17

EXECUTIVE OFFICERS

ROBERT G. HENNEMUTH
Executive Vice President, Chief of Staff Executive Officer Since: 2006 Age: 66

Career Highlights:

■	Executive Vice President, Chief of Staff of Hexcel since January 2022; Executive Vice President, Human Resources and Communications (2016-2022); and Senior Vice President, Human Resources (2006-2016).
■	Previously Vice President—Human Resources of Jacuzzi Brands, Inc. (July 2003-September 2005).
■	Served as Vice President of Human Resources & Communications for various businesses at Honeywell International Inc. and AlliedSignal Inc. prior to its acquisition of Honeywell (December 1996-June 2003).

GAIL E. LEHMAN
Executive Vice President, General Counsel and Secretary Executive Officer Since: 2017 Age: 62

Career Highlights:

■	Executive Vice President, General Counsel and Secretary of Hexcel since January 2017.
■	Previously Chief Administrative Officer, General Counsel & Corporate Secretary (March 2012-December 2016); Vice President of Human Resources, General Counsel and Corporate Secretary (February 2011-March 2012); and Vice President, General Counsel and Secretary (January 2010-February 2011) at Noranda Aluminum Holding Corporation.*
■	Served as Vice President, General Counsel and Corporate Secretary for Hawker Beechcraft Corporation (July 2007-August 2009) and Covalence Specialty Materials Corporation (April 2006-May 2007).
■	Various positions of increasing responsibility in the Honeywell International Inc. Law Department (1993-April 2006), including Assistant General Counsel, Treasury and Finance, and Assistant Secretary (November 2001-April 2006).

*	On February 8, 2016, Noranda filed for bankruptcy protection under the U.S. Bankruptcy Code.

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EXECUTIVE OFFICERS

THIERRY MERLOT
President, Aerospace, Europe, Middle East, Africa and Asia Pacific and Industrial Executive Officer Since: 2016 Age: 62

Career Highlights:

■	President, Aerospace, Europe, Middle East, Africa and Asia Pacific and Industrial of Hexcel since May 2020; President, Aerospace, Europe, Middle East, Africa and Asia Pacific (May 2016-May 2020); and Vice President and General Manager—Aerospace, Europe, Middle East, Africa and Asia Pacific (2010-May 2016).
■	Previously held various sales and marketing positions in Europe and Asia Pacific for Ciba-Geigy (1988-1996), until Hexcel and Ciba-Geigy’s Composites business merged in 1996.
■	Served as R&D process engineer and Quality Manager for composite materials at Dassault Aviation (1983-1988).

COLLEEN PRITCHETT
President, Aerospace, Americas Executive Officer Since: 2018 Age: 48

Career Highlights:

■	President, Aerospace, Americas at Hexcel since November 2018, and President, Aerospace, Americas and Fibers (May 2020-January 2022).
■	Previously held various roles of increasing responsibility at E.I. du Pont de Nemours and Company (June 1996-November 2018), including Global Business Director and President of the Electronics & Imaging Advanced Printing business (January 2016-November 2018); Global Business Director and President of the Electronics & Communications Microcircuit Materials business in Taiwan (May 2015-December 2015); and Asia Pacific Director of the Performance Polymers business in Shanghai, China (July 2013-May 2015).
■	Prior roles at du Pont include Global Business Director of the Performance Polymers Kalrez® and Vespel® business; Strategic Planning Manager for the DuPont Company; Strategic Planning Manager for the Performance Coatings business; Americas Business Manager; North America Sales and Distribution Manager; National Accounts Team Sales Manager; and roles in Engineering, Finance and Sales.

HEXCEL CORPORATION | 2022 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of December 31, 2021 with respect to the ownership by any person known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock (the number of shares held by each listed stockholder may have changed subsequent to December 31, 2021):

Name	Number of Shares of Common Stock	Percent of Common Stock(1)
BlackRock, Inc.(2)	7,944,920	9.45%
Morgan Stanley(3)	7,773,681	9.25%
The Vanguard Group, Inc.(4)	7,597,731	9.04%
AllianceBernstein L.P.(5)	5,852,642	6.96%
EARNEST Partners, LLC(6)	4,376,694	5.21%

(1)	Based on 84,035,687 shares of common stock outstanding as of March 14, 2022.
(2)	BlackRock, Inc. is the parent of several subsidiaries that hold the shares listed in the table, of which BlackRock Fund Advisors beneficially owns more than 5% of the company’s common stock. Of the shares listed, BlackRock has sole voting power with respect to 7,584,105 shares and sole dispositive power with respect to 7,944,920 shares. BlackRock’s business address is 55 East 52nd Street, New York, NY 10055. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by BlackRock with the SEC on February 7, 2022.
(3)	Morgan Stanley is the parent holding company that holds shares listed in the table, which shares are owned, or may be deemed to be beneficially owned, by Boston Management and Research, a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has shared voting power with respect to 7,564,921 shares and shared dispositive power with respect to 7,773,681 shares. Boston Management and Research has shared voting power with respect to 4,616,862 shares and shared dispositive power with respect to 4,616,862 shares. Morgan Stanley’s business address is 1585 Broadway, New York, NY 10036. Boston Management and Research’s business address is Two International Place, Boston, MA 02110. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G jointly filed by Morgan Stanley and Boston Management and Research with the SEC on February 10, 2022.
(4)	The Vanguard Group, Inc. is the parent of several subsidiaries that hold the shares listed in the table, none of which individually holds more than 5% of the company’s common stock. The Vanguard Group, Inc. has shared voting power with respect to 38,940 shares, sole dispositive power with respect to 7,489,637 shares and shared dispositive power with respect to 108,094 shares. The Vanguard Group’s business address is 100 Vanguard Boulevard, Malvern, PA 19355. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022.
(5)	AllianceBernstein L.P. has sole voting power with respect to 4,339,299 shares, sole dispositive power with respect to 5,762,082 shares and shared dispositive power with respect to 90,560 shares. AllianceBernstein L.P.’s business address is 1345 Avenue of the Americas, New York, NY 10105. The number of shares listed in the table and the information in this footnote are derived from a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 14, 2022.
(6)	EARNEST Partners, LLC has sole voting power with respect to 3,072,307 shares and sole dispositive power with respect to 4,376,694 shares. EARNEST Partners, LLC’s business address is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309. The number of shares listed in the table and the information in this footnote are derived from an Amendment to the Schedule 13G filed by EARNEST Partners, LLC with the SEC on February 14, 2022.

20	HEXCEL CORPORATION | 2022 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of March 14, 2022 by our current directors and the executive officers listed in the Summary Compensation Table and by all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed had sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name	Number of Shares of Common Stock(1)(2)	Percent of Common Stock(3)(4)
Nick L. Stanage	750,340	*
Jeffrey C. Campbell	55,435	*
Cynthia M. Egnotovich	18,114	*
Thomas A. Gendron(5)	53,775	*
Dr. Jeffrey A. Graves	49,745	*
Guy C. Hachey	18,323	*
Dr. Marilyn L. Minus	4,372	*
Catherine A. Suever	10,209	*
Patrick J. Winterlich	72,011	*
Robert G. Hennemuth	132,395	*
Gail E. Lehman	42,630	*
Thierry Merlot	83,082	*
All current executive officers and directors as a group (14 persons)	1,315,510	1.55%

(1)	Beneficial ownership is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition, including (a) shares underlying vested RSUs, (b) shares underlying RSUs that will vest within 60 days following March 14, 2022, (c) shares underlying Retainer RSUs granted to Dr. Graves, Mr. Campbell and Ms. Suever as a result of such person’s election to receive his or her annual cash retainer in RSUs, and (d) NQOs exercisable as of March 14, 2022 or within 60 days thereafter. Shares underlying these RSUs and NQOs are considered outstanding and beneficially owned for the purpose of computing the holder’s percentage of beneficial ownership, but not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person. The aggregate number of shares underlying such RSUs and NQOs were as follows: Mr. Stanage 467,055; Mr. Campbell 47,632; Ms. Egnotovich 18,114; Mr. Gendron 31,755; Dr. Graves 46,745; Mr. Hachey 18,323; Dr. Minus 2,230; Ms. Suever 2,230; Mr. Winterlich 56,121; Mr. Hennemuth 84,478; Ms. Lehman 34,866; Mr. Merlot 46,571; and all current executive officers and directors as a group 875,462.
(2)	None of our directors or current executive officers has pledged any of our common stock.
(3)	Based on 84,035,687 shares of common stock outstanding as of March 14, 2022.
(4)	An asterisk represents beneficial ownership of less than 1%.
(5)	Amount includes (a) 220 shares held by TEAGII LLP, a limited partnership, as Mr. Gendron has shared investment and voting control over such shares with his wife, (b) 10,890 shares held by The 2020 Gendron Legacy Trust, a family trust of which Mr. Gendron’s wife is the trustee and Mr. Gendron’s wife and children are among the beneficiaries, and (c) 10,890 shares held by The Gendron Descendants Trust, a family trust of which Mr. Gendron is the trustee and the children of Mr. Gendron are among the beneficiaries. The information in this footnote was derived from a Form 5 filed by Mr. Gendron with the SEC on January 29, 2021.

HEXCEL CORPORATION | 2022 Proxy Statement	21

A LETTER FROM THE COMPENSATION COMMITTEE

Dear Fellow Stockholders,

Delivering pay for performance that is aligned with our stockholders’ interests is the hallmark of our executive compensation program at Hexcel. Our leadership team focuses carefully on the key short and long-term metrics that are critical to executing our business strategy, delivering growth, and driving stockholder value.

Our compensation programs continue to be primarily performance-based, with a significant portion of executive pay at-risk. We intend to set performance targets that are rigorous and reflective of the business plan we communicate to investors. Ever since our first say-on-pay vote in 2011, our stockholders have overwhelmingly supported our executive compensation programs. We appreciate your support and are committed to the continued alignment of executive pay with stockholder interests.

With the onset of the COVID-19 pandemic in the first quarter of 2020 and its impact on the global economy, and especially the commercial aerospace industry, we pivoted quickly and adapted our approach to executive compensation to address Hexcel’s changing priorities.

Immediate Compensation Actions

Our compensation committee and board of directors took swift action to align 2020 executive compensation with the economic environment resulting from the COVID-19 pandemic, including:

■	Reducing the base salary of our CEO and the cash retainers of our non-employee directors by 50% for a 6-month period;

■	Reducing the salaries of our other named executive officers by 30% for a 3-month period;

■	Suspending company matching contributions to our retirement savings plans; and

■	Restructuring management to eliminate three out of eleven senior management roles.

Consistent with our compensation philosophy and principles, even though 2020 incentive targets were largely unattainable due to the impact of the pandemic on our results, the compensation committee did not adjust 2020 performance targets for named executive officers, resulting in a 19.3% payout under our 2020 cash incentive plan and a 0% payout on the PSAs with a performance period ending December 31, 2020.

Management Resilience in COVID-19 Response

While the impact of the COVID-19 crisis raised particular challenges for Hexcel and the price of our common stock, our strong business fundamentals and balance sheet left us well-positioned to navigate the crisis with strength and resiliency. In 2020, the named executive officers took immediate action to align our business with our markets and customers, driving significant accomplishments across the company, including:

■	Rightsizing the business through an approximately 35% reduction in workforce; curtailing discretionary spending and eliminating non-essential capital expenditures; temporarily reducing our manufacturing operations, reorganizing and consolidating where possible, to align with the reduced demand;

■	Maintaining relentless focus on keeping employees safe and retaining key talent in an increasingly challenging labor market; and

■	Keeping focus on continuous improvement of safety, quality and on-time delivery, as well as positioning the company to scale for the return to growth.

22	HEXCEL CORPORATION | 2022 Proxy Statement

A LETTER FROM THE COMPENSATION COMMITTEE

Our management team demonstrated exceptional performance throughout this unprecedented time in Hexcel’s history by taking early and decisive actions to put the safety and welfare of our employees first, while preserving and enhancing the company’s financial flexibility. These early actions positioned us to emerge from the pandemic with a more efficient cost base and well-positioned for growth.

Adapting our Compensation Approach for 2021

The COVID-19 pandemic dramatically affected Hexcel’s financial performance as well as the financial metrics underlying our performance-based compensation programs. Throughout 2020, the compensation committee continually discussed potential approaches for 2021 incentive programs and monitored the compensation practices of our peers and other impacted companies in our industry. In early 2021, when the committee was setting compensation levels, we expected that the COVID-19 pandemic would continue to significantly impact our operating results, but we did not know the duration or severity of the impact.

The committee’s 2021 compensation decisions balanced incentivizing our strong management team to execute on our business strategy to return to growth, with the experience of our stockholders following a year of significant volatility in the aerospace industry and global market. As more fully outlined in detail in our Compensation Discussion and Analysis that follows, in 2021 the compensation committee:

■	Maintained the long-term incentive targets for the PSAs with a performance period ending December 31, 2021, set in January 2019, resulting in a 0% payout for the second consecutive year;

■	Restructured key metrics for our 2021 short and long-term incentive plans to ensure alignment with our business recovery plan and long-term strategy, as well as stockholder interests. Specifically, for our short-term plan, we selected Free Cash Flow, to ensure focus on robust cash flow generation, and Adjusted EBITDA %, focused on growing revenue in a profitable manner. For the long-term plan, our focus is on Incremental Adjusted EBIT Leverage, which is a key metric for our investors and focuses our executive team on earning strong margins on incremental sales and maximizing overhead leverage;

■	Reduced the 2021 annual incentive maximum payout cap from 200% to 100% of target and reduced the 2021-2023 long-term maximum incentive cap from 200% to 150% of target to better align management with stockholders and avoid the potential for management to receive a windfall if our recovery period was shorter than forecasted; and

■	Utilized a performance-based “return to growth” equity incentive opportunity for named executives to ensure a consistent and stable leadership team incentivized to execute on our business strategy and enhance long-term stockholder value.

Looking Ahead to 2022

The compensation committee remains committed to overseeing executive compensation programs that strengthen and reinforce our strategy, attract and retain top talent, and continue to drive long-term stockholder value.

The 2021 incentive plan design included certain one-time features in response to the pandemic’s extraordinary impact on our business and ability to forecast performance. The 2022 incentive plan will reflect a return to a more steady-state design and customary metrics critical to our investors.

We believe this resumption of our more typical practices for 2022 reflects how management’s effective navigation of the pandemic and adjustments to our business strategy have laid the foundation for Hexcel to deliver strong performance in 2022 and beyond.

Thank you again for your continued support and investment in Hexcel.

Guy C. Hachey, Chair
Thomas A. Gendron
Dr. Jeffrey A. Graves

HEXCEL CORPORATION | 2022 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we address the compensation paid or awarded to the following executive officers of the company, who are listed in the Summary Compensation Table that follows this discussion, and whom we refer to as our “named executive officers” or “NEOs.”

■	Nick L. Stanage, our Chairman, Chief Executive Officer and President

■	Patrick J. Winterlich, our Executive Vice President and Chief Financial Officer

■	Robert G. Hennemuth, our Executive Vice President, Chief of Staff (during 2021, our Executive Vice President, Human Resources and Communications)

■	Gail E. Lehman, our Executive Vice President, General Counsel and Secretary

■	Thierry Merlot, our President, Aerospace – Europe, Middle East, Africa and Asia Pacific & Industrial

Summary of Key Compensation Decisions for 2021

Our operating performance in 2020 was severely impacted by the effects of the COVID-19 pandemic, which included significant production cuts across major aircraft programs during the year that had a material adverse impact on the demand for our products from our largest customers. As a result, our financial performance fell well below the targets that we set for 2020. Our results clearly reflected an unusual and tumultuous year for our customers, our suppliers, and our Hexcel employees, who remained laser-focused on managing through the challenges at hand.

In 2021, when the compensation committee was setting compensation levels, we expected that the COVID-19 pandemic would continue to significantly impact our operating results, but we did not know the duration and severity of the impact. At that time, we projected that the first quarter of 2021 would be the low point of the pandemic-driven demand cycle, and we expected supply chain destocking to wind down in the second quarter and to be mostly behind us as we entered the second half of the year. We were anticipating a gradual return to top line growth in 2021 and therefore continued our relentless focus on controlling costs to ensure our costs did not outpace our return to growth. We were confident that this strategy would enable us to drive strong incremental profits, generate robust positive cash flow, and allow us to emerge from the pandemic as a leaner and stronger company, even better positioned to deliver strong growth and increasing stockholder returns.

After evaluating the uncertainty in the aerospace industry and macroeconomic environment, the compensation committee determined that it was critical to make certain changes to our 2021 compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

First, the compensation committee re-structured the performance metrics for our 2021 incentive compensation programs, so that the compensation of our executive team was directly aligned with our business recovery plan and long-term strategy, as follows:

Short-Term Cash Incentive Metrics

2020	2021
Adjusted EBIT, Adjusted Diluted Earnings Per Share and Cash from Operating Activities (equally weighted)	Specified levels of Free Cash Flow (weighted 60%) and Adjusted EBITDA % (weighted 40%)

■	The Free Cash Flow goal, which is a key metric for investors, focused our executive team on generating robust cash flow. The Adjusted EBITDA % goal focused our executive team on maximizing cash profit relative to any given revenue level, thereby incorporating an incentive to grow revenue in a profitable manner and to control costs.

Long-Term Incentive Metrics

2020	2021
Return on Invested Capital and Relative EPS Growth 2020-2022 performance period	Specified level of Incremental Adjusted EBIT Leverage each year 2021-2023 performance period

■	The substitution of the Incremental Adjusted EBIT Leverage, which is a key metric for our investors, for the 2021-2023 performance period focused our executive team on earning strong margins on incremental sales and maximizing overhead leverage.

Second, the compensation committee addressed the challenge of setting performance targets in an unpredictable and volatile economic environment.

■	For 2021, the compensation committee reduced the cap applied to the total payout to 100% of the target opportunity under the annual incentive plan and to 150% of the target award opportunity under the PSAs. The compensation committee imposed these caps given the uncertainty as to the duration and severity of the pandemic impact, and, specifically, to avoid the senior leadership team receiving a windfall if our recovery period was shorter than forecasted. Consistent with past practice, payouts under our 2021 incentive plans ranged from 0% to 200% of the target award opportunity apportioned to each performance goal, subject to the applicable overall cap.

■	Consistent with past practice, the compensation committee retained a three-year performance period for our PSAs, with the goals established at the time of grant. For the 2021-2023 performance period, however, the payout is based on a weighted average achievement level over three separate annual periods: 20% of the shares could be earned based on 2021 performance (relative to the baseline revenue in the board approved plan for 2021), 40% of the shares could be earned based on 2022 performance (relative to 2021 actual revenue results), and 40% of the shares could be earned based on 2023 performance (relative to 2022 actual revenue results). This approach to goal setting addressed the challenge of forecasting goals over a three-year performance period in an uncertain business environment, while maintaining a long-term focus for our executives since the annual goals in 2022 and 2023 reflect year-over-year increases in Incremental Adjusted EBIT Leverage, and 80% of the award was apportioned to those later periods. To further drive performance and align the interests of management with our stockholders, a minimum of 1% incremental revenue must be achieved for each year to be eligible to earn the shares allocable to that year.

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COMPENSATION DISCUSSION AND ANALYSIS

Third, the compensation committee understood that, in order to navigate the turbulent business environment and execute on our business recovery plan and long-term strategy, the company needed to maintain a consistent and strong leadership team.

■	The compensation committee recognized that our retention risk was significantly increased by a growing gap between the pay realized by our executives and their target direct compensation opportunity levels. It was clear by the middle of 2020 that our incentive targets were largely unattainable due to the impact of the pandemic. Consistent with our pay for performance philosophy, the compensation committee did not adjust our incentive plan targets to reflect the pandemic impact. As a result, our 2020 annual incentive plan for senior management paid at only 19.3% of the target opportunity, and there was no payout under the PSAs for the 2018-2020 performance cycle. We also projected a zero payout under our PSAs for the 2019-2021 performance cycle, which was confirmed at the end of 2021. The compensation committee determined that it needed to reinstitute incentives for longer-term performance by providing executives an opportunity to close this compensation gap, particularly in light of the evolving and highly competitive external market for executive talent. As a result, the compensation committee approved a “return to growth” equity compensation opportunity for our executives.

■	The compensation committee firmly believes that the “return to growth” equity incentive opportunity is consistent with our pay for performance philosophy (see below) and is aligned with stockholder interests, because payment of the opportunity is variable and not guaranteed. The “return to growth” equity incentive compensation opportunity was granted in the same form as our annual equity incentive program: (i) for Mr. Stanage, 62.5% PSAs and 37.5% NQOs, and (ii) for the other named executive officers, 37.5% PSAs, 37.5% NQOs and 25% RSUs. Therefore, as with our standard equity incentive compensation program, a substantial portion of the “return to growth” opportunity constitutes variable compensation that is tied to our financial performance. Our leadership team will benefit from the “return to growth” opportunity only if it executes on our business strategy and enhances long-term stockholder value.

Fiscal 2021 Performance

While the aerospace industry began to see signs of recovery toward the end of 2021, including an increase in domestic air travel, our operating performance for the full year continued to be impacted by the effects of the COVID-19 pandemic, which included significant supply chain destocking during the first half of 2021:

■	Sales were $1,325 million in 2021, a decrease of 11.8% (12.6% in constant currency) compared to 2020.

■	Diluted net income per common share was $0.19 in 2021, compared to $0.38 in 2020.

■	Adjusted diluted earnings per share was $0.27 in 2021, as compared to $0.25 in 2020. Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

■	Net cash provided by operating activities was $151.7 million in 2021, compared to $264.3 million in 2020. Free cash flow, a non-GAAP financial measure, was $123.8 million in 2021, compared to $213.7 million in 2020. Free cash flow equals our net cash provided by operating activities minus capital expenditures, which were $27.9 million in 2021 and $50.6 million in 2020.

Executive Compensation Overview

Our Compensation Philosophy and Principles

Our philosophy is to deliver pay for performance. We seek to provide a level of performance that creates sustainable value for our stockholders by generating short-term results while also making investments designed to increase profitability over the long term.

Our compensation principles, as articulated by the compensation committee, are to:

■	Attract, retain and motivate high caliber executive talent

■	Ensure that a significant portion of total target compensation is variable compensation based on the company’s performance

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■	Encourage long-term focus while recognizing the importance of short-term performance

■	Determine compensation based on forward looking considerations and not solely on the basis of past compensation or results

■	Align executives’ and stockholders’ interests by requiring executive officers to meet ownership guidelines and prohibiting them from pledging our stock or engaging in short sales or any hedging or monetization transactions involving our stock

■	Establish goals for performance-based compensation that are challenging yet attainable

■	Discourage excessive risk taking by structuring pay to consist of both fixed and variable elements, using a mix of short- and long-term company performance-based metrics and setting maximum total payouts

■	Prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct

■	Make compensation decisions that are equitable and shared by all employees based on our “One Hexcel” company value

■	Encourage retention and motivation of our talent, which is even more critical as we work through our recovery and on returning to growth; incentivize key talent to focus on overcoming challenges with fewer resources to deliver results

■	Continue to align executive compensation with the interests of our stockholders by ensuring stockholder value through stock price appreciation and stockholder returns

■	Consider key strategic measures (financial and non-financial) in incentive plan design

We believe that the structure of our compensation program, which is explained in detail below, is consistent with these principles.

Structure of Our Compensation

Our pay for performance philosophy is demonstrated by the way we have structured the elements of our compensation, which provide a significant level of variability depending on our performance. These elements consist of salary, annual cash incentive awards under our Management Incentive Compensation Plan (“MICP”) and long-term equity awards in the form of NQOs, PSAs and, for all executive officers other than Mr. Stanage, RSUs.

Total Direct Compensation—Key Elements
Short-Term Cash Incentives	Long-Term Equity Incentive Award
Base Cash Salary	PSAs
Base salaries are reviewed annually and are increased based on performance, peer benchmarking or at the time of a change in position or assumption of new responsibilities.	Performance-based vesting at the end of a three-year period, based on accomplishing specific level of Incremental Adjusted EBIT Leverage at the end of each year.
Annual Cash Incentive Award	Stock Options
Annual incentive program with payouts based on accomplishing specific financial performance measures. For 2021 these were:	Time-based vesting; 12, 24 and 36 months from the grant date in three equal installments.
(1) Free Cash Flow (60%) (2) Adjusted EBITDA % (40%)	RSUs Time-based vesting; 12, 24 and 36 months from the grant date in three equal installments.

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COMPENSATION DISCUSSION AND ANALYSIS

As demonstrated below, a significant amount of target compensation for our named executive officers constitutes variable compensation tied to our financial performance. This is particularly the case for Mr. Stanage, as he does not receive RSUs, but, rather, a greater percentage of PSAs.

Total Direct Compensation—NEO Target Pay Mix

In addition to health and welfare and retirement plans made available to our U.S.-based employees, we provide our named executive officers with some or all of the following benefits: a non-qualified deferred compensation plan, supplemental retirement benefits and severance arrangements with respect to specified termination of employment events. See “Ongoing and Post-Employment Arrangements,” below for additional information. We provide limited personal benefits to our named executive officers, as described below under “2021 Compensation – Personal Benefits.”

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2021 Total Direct Compensation Levels

Named Executive Officer	Changes to Total Direct Compensation for 2021
Nick L. Stanage	• Base salary unchanged • Target MICP award opportunity unchanged at 105% of base salary • Target equity incentive compensation opportunity unchanged at 435% of base salary
Patrick J. Winterlich	• Base salary increased by 4% • Target MICP award opportunity increased from 70% to 75% of base salary • Target equity incentive compensation opportunity increased from 170% to 175% of base salary
Robert G. Hennemuth	• Base salary increased by 2% • Target MICP award opportunity unchanged at 60% of base salary • Target equity incentive compensation opportunity unchanged at 145% of base salary
Gail E. Lehman	• Base salary increased by 2.5% • Target MICP award opportunity unchanged at 60% of base salary • Target equity incentive compensation opportunity unchanged at 150% of base salary
Thierry Merlot	• Base salary increased by 4% • Target MICP award opportunity unchanged at 60% of base salary • Target equity incentive compensation opportunity increased from 115% to 120% of base salary

Stockholder Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers. The stockholder vote in favor of our named executive officer compensation totaled approximately 92% of the votes cast, including abstentions. After consideration of the results of the advisory vote, we determined that no revisions to our executive compensation program were necessary in response to the vote.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Best Practices

We follow a number of compensation practices consistent with our stockholders’ interests and best practices:

What We Do	What We Don’t Do

  Structure pay so that a considerable portion is variable and performance-based

  Maintain stock ownership guidelines for all executive officers and directors

  Maintain a clawback policy that applies to executive officer incentive-based compensation

  Maintain an independent compensation committee and independent compensation consultant

  Limit maximum incentive payouts

  Require compensation committee oversight of annual compensation review and risk assessment

  No excise tax gross-up under severance agreements (subsequent to 2013) or under our Executive Severance Policy

  No pledging, hedging or short selling by our directors or by any Hexcel employee, including executive officers

  No repricing of any stock options, including underwater stock options, without stockholder approval

Role of Compensation Committee, Compensation Consultant, Human Resources Department and Chief Executive Officer

Role of the Compensation Committee – The compensation committee is responsible for oversight of our compensation and benefit plans and programs. The compensation committee approves the compensation of our executive officers other than Mr. Stanage, and determines Mr. Stanage’s compensation, including goals and target award opportunities, subject to ratification by our independent directors.

In addition, the compensation committee annually reviews our compensation policies, practices and programs to determine whether they could result in financial, operational, legal or reputational risk to the company. As a result of its most recent review, the compensation committee concluded that the risks arising from our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on the company. In reaching its conclusion, the compensation committee considered, among other factors, that in designing our compensation programs we use a number of approaches to mitigate excessive risk taking, including maximum award levels, the use of multiple financial measures with respect to the MICP and PSAs, multi-year vesting of equity awards, stock ownership guidelines, and our clawback policy.

Role of Compensation Consultant – The compensation committee directly engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) to provide advice with respect to its compensation decisions. From time to time, including in 2021, the compensation committee seeks the views of Semler Brossy on items such as incentive program design and market practices. In response, Semler Brossy provides data analyses and market assessments, and prepares related reports. The compensation committee assessed the independence of Semler Brossy in accordance with NYSE listing standards and concluded that no conflicts of interest were raised in connection with Semler Brossy’s service as an independent consultant to the compensation committee. In reaching its conclusion, the compensation committee noted that Semler Brossy does not provide any other services to us.

Role of our Human Resources Department – Our Human Resources Department provides statistical and other data to the compensation committee to assist it in reviewing compensation we provide to our executives.

Role of our Chief Executive Officer – Mr. Stanage provides recommendations to the compensation committee as to the components of our executive officers’ compensation based on his evaluation of their performance. However, he does not make recommendations regarding his own compensation and is not present during compensation committee discussions regarding his compensation. While the compensation committee considers Mr. Stanage’s compensation recommendations for our other executive officers, the ultimate determinations regarding executive compensation are made by the compensation committee, subject, in the case of Mr. Stanage, to ratification by our independent directors.

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COMPENSATION DISCUSSION AND ANALYSIS

Competitive Assessment of Our Compensation

In making its compensation determinations for 2021, the compensation committee took into account several forms of comparative data to gain insight into compensation paid by other companies to executives serving in similar capacities to our named executive officers.

Peer Group

The principal source of comparative data with respect to our named executive officers, to the extent available, was proxy statement data for fourteen peer group companies, which was supplemented with survey data as described below. Our primary objective in constructing our peer group was to identify a group of similarly sized peers that represent a blend of companies manufacturing products similar to ours or companies that are suppliers to the aerospace industry, with a preference for companies that fit within both categories. To meet this objective as best as reasonably possible, we used the following criteria:

■	Industry Fit — We consider publicly traded United States companies that are:

■	in the same Global Industry Classification Standards (“GICS”) sub-industry designation as Hexcel (Aerospace and Defense); or

■	in a GICS sub-industry that manufactures products that are similar to ours.

■	Size — We consider companies that:

■	have revenues in the range of 1/3 to three times our revenues; and

■	have a market capitalization in the range of 1/3 to three times our market capitalization.

■	Other qualitative and quantitative factors that enable us to identify companies with similar talent, business and operational characteristics.

Not every company in our peer group meets all of the peer group screening criteria. For example, five of the peer group companies we referenced with regard to 2021 compensation were below the market capitalization range criterion (though they met the revenue size screening criteria). Nevertheless, we concluded that because those companies satisfied the other criteria used in our selection process and possess meaningful business similarities, their continued inclusion in the peer group was appropriate.

The peer group companies used in connection with the compensation committee’s assessment of competitive compensation in December 2020 were the following:

AAR Corp.	H.B. Fuller Company
Albemarle Corporation	ITT Inc.
AMETEK, Inc.	Moog Inc.
Barnes Group Inc.	Spirit AeroSystems Holdings, Inc.
Cabot Corporation	Teledyne Technologies Incorporated
Crane Co.	Triumph Group, Inc.
Curtiss-Wright Corporation	Woodward, Inc.

There were only two changes to the peer group from 2020: (i) Esterline Technologies Corporation was removed from the peer group after it was acquired by TransDigm Group Incorporated in 2019, and (ii) Spirit AeroSystems Holdings, Inc. was added to the group.

Other Data

The committee also reviewed compensation data from the Equilar Total Compensation Report, an executive compensation survey, which aggregates information from over 5,000 companies in various industries. The Equilar data was used to compare each of our named executive officers with individuals in the same or similar position in companies with revenues similar to Hexcel. In addition, the compensation committee referenced the Willis Towers Watson 2020 General Industrial Executive Survey, a large compensation survey of hundreds of companies in various industries, as well as a subset consisting of Aerospace & Defense companies within that survey. Due to the breadth of companies in the survey, for purposes of comparison, we size adjust the data based on our revenue. In the case of Mr. Merlot, the compensation committee referenced survey data for executives serving in similar roles with respect to regional businesses with a revenue range comparable to the business for which Mr. Merlot has

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COMPENSATION DISCUSSION AND ANALYSIS

responsibility. The identity of the individual companies comprising the foregoing surveys was not considered by the compensation committee in its evaluation process and, therefore, the compensation committee does not consider such information to be material.

Use of Comparative Data

While the committee views competitive market information as a helpful reference, this information is not the sole determinant of our executive compensation. In establishing appropriate compensation opportunities for the named executive officers, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risk and market data. For 2021, target compensation for each named executive officer was positioned within a competitive range of the market median.

2021 Compensation

Salaries

For 2021, each of the named executive officers other than Mr. Stanage received a merit increase ranging from approximately 2% to 4%. In approving these salary increases, the compensation committee considered Mr. Stanage’s recommendations, which were based on performance evaluations he provided to the compensation committee, as well as data indicating how the salaries of the named executive officers compared to the peer group (where available), and survey data.

Management Incentive Compensation Plan

The MICP is designed to provide an incentive for eligible participants to help us advance our annual business objectives. Participants, including the named executive officers, are given the opportunity to obtain cash payouts based on our achievement with respect to specified financial measures.

Target Award Opportunity

We provide target award opportunities for our named executive officers based on a percentage of their salary. For those named executive officers on our executive committee (Messrs. Stanage, Hennemuth and Winterlich, and Ms. Lehman), the actual amount received was based entirely upon our performance with regard to the financial measures. For Mr. Merlot, 70% of the target award was based on our performance with regard to the financial measures and 30% was based on achievement of individual goals and objectives. Because of the strong interdependency among our leadership team members for performance of their individual objectives, variations from target award payouts with respect to individual objectives are limited to specific superior or subpar individual performance. However, our overall award pool for the MICP is based solely on our achievement with respect to the financial metrics. While individual performance can increase or decrease an award, the overall award pool does not increase or decrease as a result. The following table shows the target award opportunities for each of our named executive officers with respect to our 2021 MICP:

Name	Salary	Percentage of Salary(1)	Target Award Opportunity
Nick L. Stanage	$1,016,236	105%	$1,067,048
Patrick J. Winterlich	$568,854	75%	$426,641
Robert G. Hennemuth	$461,886	60%	$277,131
Gail E. Lehman	$466,515	60%	$279,909
Thierry Merlot (2)	$437,215	60%	$262,330

(1)	The target award opportunity for Mr. Winterlich was increased by five percentage points in recognition of his strong performance and relative position compared to the survey data considered by the compensation committee.

(2)	Mr. Merlot’s cash compensation is paid in euros. In determining the dollar amount of his target award opportunity, we converted Mr. Merlot’s salary to U.S. dollars at an exchange rate of 1.137 dollars per euro, which is based on the exchange rate in effect as of December 31, 2021.

Financial Measures Used in the MICP

As noted above, in 2021, we used two financial measures in connection with the MICP: Free Cash Flow (weighted 60%) and Adjusted EBITDA % (weighted 40%).

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How Did We Calculate the Financial Measures?

Free Cash Flow

■	Free Cash Flow is net cash provided from operating activities of continuing operations, as reflected in the Consolidated Statements of Cash Flows in our quarterly earnings release, less accrued capital expenditures as reported in the footnote to the Consolidated Statements of Cash Flows in our quarterly earnings release. The measurement period is five quarters – October 1, 2020 through December 31, 2021, as the target is set before the prior year is completed and the prior year closing balance sheet as of December 31 is not known.

Adjusted EBITDA %

■	Adjusted EBITDA % is Adjusted EBIT (as defined below), plus “depreciation and amortization” (as reported in the Consolidated Statements of Cash Flows in our quarterly earnings release), all divided by Revenue (as defined below).

For this purpose, Adjusted EBIT is defined as operating income from continuing operations of the company and its subsidiaries (as reported in the Consolidated Statements of Operations in our quarterly earnings release) plus expenses attributable to merger and acquisition (“M&A”) activities (including expenses with respect to M&A activities that are abandoned), business consolidation and restructuring expense, plus severance costs and plus (minus) other expense (income), net, as reported in our Consolidated Statements of Operations.

Revenue is defined as Net Sales (as reported in the Consolidated Statements of Operations in our quarterly earnings release) and adjusted consistently with Adjusted EBIT in relation to M&A activities (i.e., if expenses and Adjusted EBIT for any given M&A transaction is excluded, the related revenue will also be excluded).

MICP Targets and Awards

With regard to each of the MICP financial measures described above, an executive can receive an award only if a specified threshold level of performance is achieved; no award will be provided with respect to the financial measure if performance is below the threshold level. Once the threshold level of performance is achieved, the award can range from a minimum (threshold) of 50% to a maximum of 200% of the target award allocated to that performance measure. For 2021, however, the overall maximum payout under the MICP was capped at 100% of the percentage of the target award to better align management with stockholders and avoid the possibility of a windfall for management if our recovery period was shorter than forecasted.

For 2021, the target established for each performance measure and the level of performance, expressed as a dollar amount and as a percentage of target performance, that would entitle a participant to a threshold or maximum award with respect to each measure were as follows:

		Performance Required (Dollar Amount and Percentage of Target Performance) for

Performance Measure	Target Performance	Threshold Award (50% of Target Award)	Maximum Award (200% of Target Award)
Free Cash Flow(1)	$179.1 million	$125.4 million	$232.8 million
		70%	130%
Adjusted EBITDA %	11.6%	8.1%	15.1%
		70%	130%

(1)	Covers the performance period from October 1, 2020 through December 31, 2021.

The target and actual performance with respect to each financial measure, and the actual MICP award as a percentage of the target award with respect to each measure, is shown on the following table:

Performance Measure	Target Performance	Actual Performance	Actual Award as a Percentage of Target Award Opportunity for the Performance Measure
Free Cash Flow (Weighted 60%)	$179.1 million	$214.5 million	166%
Adjusted EBITDA % (Weighted 40%)	11.6%	15.8%	200%
Weighted Average Achievement Level			180%
Maximum Payout			100%

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COMPENSATION DISCUSSION AND ANALYSIS

As noted above, for 2021, the maximum payout under the MICP was subject to a cap. As a result, even though the weighted average achievement level was 180% of target, the actual payout level was reduced to 100% of target. The aggregate payments to the named executive officers were as follows:

Name	Target Award Opportunity	Actual Award
Nick L. Stanage	$1,067,048	$1,067,048
Patrick J. Winterlich	$426,641	$426,641
Robert G. Hennemuth	$277,131	$277,131
Gail E. Lehman	$279,909	$279,909
Thierry Merlot (1)	$262,330	$262,330

(1)	Mr. Merlot’s individual goals were achieved at the target level.

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which appears below under “Executive Compensation.”

Equity Awards

Our equity awards are designed to promote achievement of longer-term corporate goals, align the interests of our named executive officers with those of our stockholders and serve as an important element in our provision of compensation opportunities that are competitive with other companies seeking comparable executive talent.

Equity Incentive Award Opportunity

Similar to the process we use in determining the target award opportunity under the MICP, we base the named executive officers’ equity incentive compensation opportunity on a percentage of their salary, as indicated on the following table:

Name	Salary	Percentage of Salary(1)	Equity Incentive Compensation Opportunity
Nick L. Stanage	$1,016,236	435%	$4,420,627
Patrick J. Winterlich	$568,854	175%	$995,495
Robert G. Hennemuth	$461,886	145%	$669,733
Gail E. Lehman	$466,515	150%	$699,773
Thierry Merlot (2)	$437,215	120%	$524,658

(1)	The equity incentive compensation opportunity for each of Mr. Winterlich and Mr. Merlot was increased by five percentage points based on overall performance and relative position of each executive compared to the survey data considered by the compensation committee.

(2)	Mr. Merlot’s cash compensation is paid in euros. In determining Mr. Merlot’s equity incentive award opportunity, we converted his salary to U.S. dollars using an exchange rate of 1.137 dollars per euro, which is based on the exchange rate in effect as of December 31, 2021.

Equity Awards Provided

Our equity incentive compensation for 2021 consisted of NQOs, RSUs and PSAs. The percentage of the equity incentive compensation opportunity allocated to each type of equity award was as follows:

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To further increase the proportion of pay for performance elements within Mr. Stanage’s compensation, we do not provide RSUs to Mr. Stanage. In lieu of RSUs, Mr. Stanage receives PSAs. PSAs constituted 62.5% of his equity incentive compensation opportunity; the remaining 37.5% was allocated to NQOs. As a result, 100% of Mr. Stanage’s long-term incentive compensation is tied to our performance and stock price appreciation.

Non-Qualified Stock Options

In accordance with the equity award allocations described above, we granted NQOs to each of our named executive officers in 2021 based upon 37.5% of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options, which were granted on January 28, 2021, at $18.12 per share. As a result of this valuation, the named executive officers received NQOs for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying NQOs
Nick L. Stanage	91,486
Patrick J. Winterlich	20,602
Robert G. Hennemuth	13,860
Gail E. Lehman	14,482
Thierry Merlot	11,459

The options have an exercise price per share of $44.90 (the closing price per share of our common stock, as reported by the NYSE, on the date of grant) and vest as to one-third of the underlying shares on each of the first three anniversaries of the date of grant.

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s NQOs in the “Option Awards” column. See notes 2 and 3 to the Summary Compensation Table for further information.

Restricted Stock Units

We granted RSUs to each of the named executive officers other than Mr. Stanage. As noted above, RSUs were granted based upon 25% of the participating named executive officers’ total equity incentive compensation opportunity. We valued the RSUs in accordance with ASC 718, based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 28, 2021, which was $44.90 per share.

Based upon this valuation, we granted to the named executive officers the respective numbers of RSUs set forth below:

Name	Number of RSUs
Nick L. Stanage	—
Patrick J. Winterlich	5,542
Robert G. Hennemuth	3,729
Gail E. Lehman	3,896
Thierry Merlot	3,083

One-third of the RSUs vest and are converted into an equivalent number of shares of our common stock on each of the first three anniversaries of the date of grant, except for RSUs granted to Mr. Merlot, a French national. In order to provide certain tax benefits under French law, the RSUs granted to Mr. Merlot vest and are converted with respect to two-thirds of the underlying shares on the second anniversary of the date of grant, and with respect to the remaining one-third of the underlying shares on the third anniversary of the date of grant. If and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the grantee equal to the cash dividend that we pay to holders of our common stock which vest at the same time as the underlying RSUs to which they relate and are paid in cash.

Performance Share Awards

PSAs are designed to focus our executives’ efforts on specific long-term goals. Unlike our other equity awards, the actual number of shares, if any, ultimately awarded to a named executive officer is dependent upon our performance with respect to specified financial measures. If and when cash dividends are declared on shares of our

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common stock, we provide dividend equivalents for PSAs then held by the grantee equal to the cash dividend that we pay to holders of our common stock which vest and are paid in cash at the same time as the underlying PSAs to which they relate.

As noted above, we allocated 37.5% of the equity incentive opportunity for each named executive officer other than Mr. Stanage to PSAs; we allocated 62.5% of Mr. Stanage’s equity incentive award opportunity to PSAs.

We determined the number of PSAs to be awarded assuming target performance and valued the PSAs based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 28, 2021, which was $44.90 per share. The per share price was equivalent to the fair value of the PSAs on the date of grant, determined in accordance with ASC 718.

Based upon this valuation, the target amount of shares underlying PSAs received by each of the named executive officers is set forth below:

Name	Number of Shares Underlying PSAs at Target Performance
Nick L. Stanage	61,534
Patrick J. Winterlich	8,314
Robert G. Hennemuth	5,593
Gail E. Lehman	5,844
Thierry Merlot	4,624

Financial Measures Used in Connection with the PSAs

The PSAs are earned at the end of the three-year period commencing January 1, 2021, based on accomplishing specific levels of Incremental Adjusted EBIT Leverage at the end of each of 2021, 2022 and 2023. The Incremental Adjusted EBIT Leverage goal is a key metric for our investors and is designed to focus our executive team on earning strong margins on incremental sales and maximizing overhead leverage. Payout is based on weighted achievement levels, with:

■	20% of the shares earned based on 2021 performance (relative to the baseline revenue in the board approved plan for 2021),

■	40% of the shares earned based on 2022 performance (relative to 2021 actual revenue results), and

■	40% of the shares earned based on 2023 performance (relative to 2022 actual revenue results).

To further drive performance, and align the interests of management with our stockholders, a minimum of 1% incremental revenue must be achieved for each year to be eligible to earn the shares allocable to that year.

With regard to each year during the three-year performance period, an executive can receive a payout with respect to the shares allocated to that year only if a specified threshold level of performance is achieved; no portion of the award allocated to a year will be earned if performance for that year is below the threshold level. Once the threshold level of performance for a year is achieved, the portion of the award allocated to that year can be earned based on a range of a minimum (threshold) of 50% to a maximum of 200%. For the 2021-2023 cycle, however, the maximum payout at the end of the three-year performance period is capped at 150% of the target award.

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For the 2021 fiscal year, the following Incremental Adjusted EBIT Leverage goals were developed, reflecting the uniquely uncertain outlook during the pandemic, both in terms of the pace of recovery and the magnitude of growth. In addition, the three-year performance period was back-weighted and restricted to a payout cap of 150%.

Incremental Adjusted EBIT Leverage for 2021
Award Progression	Leverage %	Payout %
Threshold	20.6%	50%
Target	27.5%	100%
Maximum	34.4%	200%

For purposes of the PSAs, our Incremental Adjusted EBIT Leverage for 2021 was well above the maximum percentage and we satisfied the 1% incremental revenue minimum. As a result, 20% of the shares under the PSA award were eligible to be earned at the end of the three-year performance period at the 200% payout level, subject to the overall payout cap at the end of the performance period of 150%. The remaining 80% of the PSAs will be earned, if at all, based on the extent to which we achieve the Incremental Adjusted EBIT Leverage goals for each of 2022 (representing 40% of the shares) and 2023 (representing the remaining 40% of the shares) - again, subject to the overall payout cap at the end of the three-year performance period of 150%.

How Do We Calculate Incremental Adjusted EBIT Leverage?

■	Incremental Adjusted EBIT Leverage measures the change in Adjusted EBIT from year to year relative to the change in revenue from year to year.

■	The definitions of Adjusted EBIT and Revenue are provided above under the MICP discussion.

“Return to Growth” Equity Grants for 2021

As described in detail under the heading “Summary of Key Compensation Decisions for 2021,” we granted one-time “return to growth” equity incentive awards to our named executive officers in 2021. The “return to growth” opportunity had a value equal to 50% of the 2020 equity incentive compensation opportunity for Mr. Stanage and 75% of the 2020 equity incentive compensation opportunity for the other named executive officers. The amount was intended to approximate the gap between the pay realized by our executives and their target direct compensation opportunity levels in 2020 and reinstitute incentives for longer-term performance by providing executives an opportunity to close this compensation gap, particularly in light of the evolving and highly competitive external market for executive talent. The “return to growth” grants are a non-routine occurrence and the committee would only use similar awards in the future in extraordinary circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

The “return to growth” equity incentive opportunity was granted in the same form (with the same terms and limits) as the awards under our 2021 annual equity incentive program, as detailed above: (i) for Mr. Stanage, 62.5% PSAs and 37.5% NQOs, and (ii) for the other named executive officers, 37.5% PSAs, 37.5% NQOs and 25% RSUs as follows:

Name	“Return to Growth” Equity Incentive Compensation Value	Number of Shares Underlying NQOs	Number of RSUs	Number of Shares Underlying PSAs at Target Performance
Nick L. Stanage	$2,210,314	45,743	0	30,767
Patrick J. Winterlich	$697,392	14,432	3,883	5,824
Robert G. Hennemuth	$492,451	10,191	2,741	4,112
Gail E. Lehman	$512,029	10,596	2,850	4,276
Thierry Merlot	$379,496	7,853	2,113	3,169

Our leadership team will benefit from the “return to growth” opportunity only if it executes on our business strategy and enhances long-term stockholder value.

PSAs Granted in 2019 – No Payout

In 2019, as part of our long-term incentive plan, we granted PSAs to our named executive officers and other employees for the 2019-2021 performance period. The number of shares issuable upon vesting was based on our performance with respect to the two separate financial measures shown on the following table:

Financial Measure	Weighting at Target
ROIC	67%
Relative EPS Growth	33%

As described below, we did not achieve threshold with regard to the two financial measures resulting in no shares being issued under the PSAs issued in 2019.

ROIC – The threshold award was payable if the average Return on Invested Capital (“ROIC”) equaled 12.9%. Due to the impact of the COVID-19 pandemic on our operating results in 2021, the average of our ROIC for the 2019-2021 period was 6.6%, which resulted in an award attributable to ROIC that was equal to 0% of the target award.

Relative EPS Growth – The Relative EPS Growth was based on the degree to which our GAAP EPS, for the performance period from October 1, 2018 through September 30, 2021, exceeded the GAAP EPS of the S&P MidCap 400 companies, for the same 36-month period. The threshold award was payable if our Relative EPS Growth was at the 40th percentile of the S&P MidCap 400 companies. Due to the impact of the COVID-19 pandemic on our results of operations in 2021, our Relative EPS Growth was at the 18th percentile of the S&P MidCap 400 companies, which resulted in an award attributable to Relative EPS Growth that was equal to 0% of the target award.

The weighted average award for the two financial measures was 0% of the target award; as a result, no shares underlying the PSAs for the 2019-2021 performance cycle were issued to our named executive officers.

Equity Grant Practices

In accordance with our equity award policy, equity awards, namely NQOs, RSUs and PSAs, are granted annually on the third full trading day after the financial results for the last completed fiscal year are released. Unless an exception is approved by the compensation committee, off-cycle equity awards are granted on the third full trading day after the financial results are released for a quarter. We value RSUs and PSAs, and fix the exercise price for our NQOs, based on the closing price of our common stock on the date of grant. Our RSUs and NQOs vest in equal increments on the first three anniversaries of the date of grant, except for RSUs granted to our French employees, including Mr. Merlot. PSAs vest in the year following the performance period, after certification of performance results by the compensation committee.

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COMPENSATION DISCUSSION AND ANALYSIS

We believe that these vesting terms, together with award opportunities under our PSAs, provide our executives with a meaningful incentive for continued employment. Our board of directors has delegated to Mr. Stanage, as sole member of our Equity Grant Committee, authority to grant equity awards on a discretionary basis. Mr. Stanage was provided this authority with respect to 100,000 shares in 2021. These grants may be made only to persons who are not executive officers, and no grant exceeding 10,000 shares may be made to any person in a single year. In 2021, Equity Grant Committee awards were made with respect to an aggregate of 21,950 shares underlying RSUs.

Personal Benefits

We have ceased providing personal benefits to newly hired or appointed named executive officers, but we continued to provide limited personal benefits to Mr. Hennemuth and Mr. Merlot. Mr. Hennemuth receives a $12,000 annual automobile allowance and an additional $5,600, which is intended to be used for club membership dues, financial counseling and tax planning and preparation, and supplemental life insurance beyond the basic life insurance available to our U.S.-based employees. This allowance is provided only if actually used, and no part of the allowance may be used as a reimbursement for taxes due on the income recognized by the named executive officer as a result of receiving these personal benefits. In accordance with local practices for French employees, Mr. Merlot, who is a resident of France, receives an automobile allowance, which was approximately $9,610 in 2021.

The company has access to a corporate aircraft under a charter agreement. The aircraft is used predominantly for business purposes and is not typically made available for personal use by our executives. However, during 2021, Mr. Stanage used the aircraft on two occasions due to the commercial travel risks related to the COVID-19 pandemic to travel between his personal residence and our headquarters in conjunction with his U.S. site visits. This travel was considered a perquisite and, therefore, the cost of these flights is reported in the All Other Compensation column of the Summary Compensation Table.

The compensation committee reviews the personal benefits annually.

Additional information regarding personal benefits for our named executive officers is provided in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Ongoing and Post-Employment Arrangements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourages our executives to remain employed by us. In some cases, the plans described below are available to other employees as well.

Hexcel Corporation 401(k) Retirement Savings Plan

Under our 401(k) Retirement Savings Plan (the “401(k) Plan”), substantially all of our U.S. employees may contribute up to 75% of their cash compensation (subject to applicable Internal Revenue Code limits). We match 50% of employee contributions up to 6% of the employee’s cash compensation and provide an annual fixed contribution equal to 2% of each participant’s cash compensation (4% for U.S. employees who were at least 45 years old and employed by us on December 31, 2001). The 401(k) Plan also provides a profit-sharing feature under which we may make an annual contribution to the account of each U.S. employee based on our performance during the preceding year; for 2021, the contribution was 1.2% of an employee’s cash compensation.

All of our contributions vest incrementally over the first five years of service. Amounts credited to an employee’s account may be invested in a number of funds. Although the 401(k) Plan offers to employees the opportunity to invest our contributions (but not their own) into a Hexcel stock fund, our senior executives, including the named executive officers, are not permitted to invest in this fund.

Amounts that we contribute to the 401(k) Plan accounts of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

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COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation Plan

Under our Non-Qualified Deferred Compensation Plan (the “NDCP”), eligible U.S.-based employees, including our named executive officers, may defer amounts of their cash compensation in excess of Internal Revenue Code limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as described above with respect to the 401(k) Plan. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds, other than the Hexcel stock fund, available under the 401(k) Plan.

See “Executive Compensation – Non-Qualified Deferred Compensation in 2021” on page 53 below for additional information.

Other Benefits for Named Executive Officers

Supplemental Retirement Benefits

We entered into a supplemental executive retirement agreement (“SERP”) with Mr. Stanage and an executive deferred compensation agreement (“EDCA”) with Mr. Hennemuth that provide additional retirement benefits.

The SERP provides benefits to Mr. Stanage based on a formula relating to years of service (subject to a maximum accrual once he attains the age of 65) and specified percentages of his “final average pay”, subject to offset for contributions we have made to certain other retirement plans. On July 26, 2021, the board of directors approved an amendment to the SERP. Prior to the amendment, final average pay was calculated using Mr. Stanage’s average compensation for the highest paid 36 months out of his final 60 months of employment. The amendment to the SERP extended the period during which to identify his highest paid 36 months from his final 60 months of employment to his final 120 months of employment. Due to the potential impact of external events outside of the company’s control to the benefit calculation under the SERP, such as the COVID-19 pandemic, the board determined that the amendment was prudent to incentivize retention.

The EDCA generally provides benefits to Mr. Hennemuth based on a formula related to salary and cash incentive awards he has earned subsequent to the effective date of the EDCA.

These agreements are described in more detail under “Executive Compensation – Pension Benefits in 2021,” below. We initially entered into these agreements in 2006 (with respect to the EDCA) and 2009 (with respect to the SERP). We have not entered into similar agreements with other named executive officers, and we would consider several factors, including the competitive compensation environment for executive talent, before we enter into such an agreement in the future.

Supplemental Death Benefit

Under agreements with Messrs. Stanage and Hennemuth, and in accordance with our executive life insurance program for Mr. Winterlich and Ms. Lehman, if the named executive officer dies while employed by us, a death benefit will be provided equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the three years (two years for Mr. Winterlich and Ms. Lehman) prior to death, up to a maximum of $1,500,000 for the named executive officer (other than Mr. Hennemuth, for whom there is no maximum with respect to the death benefit). If the named executive officer’s death is accidental, an additional death benefit will be provided pursuant to our executive accidental death and dismemberment insurance program equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the two years prior to death, up to a maximum of $1,000,000 for the named executive officer ($1,500,000 for Mr. Stanage). The named executive officers do not participate in our basic life insurance or accidental death and dismemberment insurance programs available to our U.S.-based employees. The death benefits provided under the SERP with Mr. Stanage and the EDCA with Mr. Hennemuth are described in the discussions of each agreement under “Executive Compensation – Pension Benefits in 2021,” below.

Retirement Plans in which Mr. Merlot Participates

Mr. Merlot’s retirement benefits are governed by the terms of the collective labor agreement for the Textile Industries in France and the Composites Local Company Agreement (together, the “French CLA”) and French social programs. Under the French CLA, Mr. Merlot is entitled to receive a retirement indemnity equal to four months’

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COMPENSATION DISCUSSION AND ANALYSIS

salary, plus a six-month notice period (a three-month notice period if Mr. Merlot is under the age of 65) and a payment related to his non-competition obligations, unless such obligations are waived by the company upon his retirement. Mr. Merlot also receives a pension that is funded by contributions from the company and Mr. Merlot as required by French regulations.

Severance Arrangements, Including Change of Control Provisions

We have severance agreements with all of our named executive officers employed currently by the company other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the foregoing documents collectively as the “Severance Arrangements.”

The Severance Arrangements generally provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement), except in circumstances related to a change in control, which are described in the next paragraph. Such payments and other benefits generally include a lump sum payment equal to the sum of (or, in the case of Mr. Stanage, equal to 1.5 times the sum of) annual base salary and average annual bonus (generally with respect to the last three annual bonus amounts paid) under the MICP, as well as continued participation in several company health, welfare and other plans, or provision of equivalent benefits (“Continued Participation Benefits”) for one year (or, in the case of Mr. Stanage, 1.5 years).

If we terminate the named executive officer for any reason other than disability or cause, or the named executive officer terminates employment for good reason within two years after a “Change in Control” or during the period of a “Potential Change in Control” (each as defined in the Severance Arrangement relating to the named executive officer), we generally will provide a lump sum payment equal to 1.5 to 3 times the sum of annual base salary and average annual bonus under the MICP, as well as Continued Participation Benefits for 1.5 to 3 years.

See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for additional information.

We believe that the Severance Arrangements promote management stability and encourage our named executive officers to focus their attention and energies on our business during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the payments to be made under the Severance Arrangements provide some financial security to a named executive officer in the event that he or she is subject to a specified event of termination in the context of a change in control. Moreover, we believe the Severance Arrangements will facilitate a named executive officer’s support for a corporate transaction involving a change in control that is in the best interest of our stockholders, even though the transaction may have an effect on the named executive officer’s employment with us. We believe that these provisions, together with provisions calling for the lesser payments provided under the Severance Arrangements with respect to specified termination events outside of the context of a change in control, provide an important incentive for our named executive officers to remain with us.

Severance Arrangements we entered into with certain of our named executive officers through 2013 provided for a “modified gross-up.” Under the modified gross-up, subject to the exception described below, if a named executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the named executive officer. This additional payment was designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive would retain the same amount as if no excise tax had been imposed. However, we will not make the tax gross-up payment if the payment received in connection with the change in control is less than 110% of the amount that would not be subject to the excise tax; in that case, the payment to the named executive officer will be reduced to the extent necessary to avoid imposition of the excise tax.

Messrs. Stanage and Hennemuth previously entered into Severance Arrangements with us that provided for a modified gross-up. However, effective in 2014, Mr. Stanage relinquished his right to a modified gross-up. Mr. Hennemuth continues to have a Severance Arrangement that provides a modified gross-up.

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COMPENSATION DISCUSSION AND ANALYSIS

We have determined that no newly hired or promoted executive will be eligible for tax gross-up payments in connection with our change in control arrangements. Accordingly, Severance Arrangements we entered into with our other named executive officers do not provide for such payments.

Accelerated Vesting of Equity Awards in Connection with a Change in Control

Our equity awards provide that they will vest upon a change in control. This is a so-called “single trigger” vesting provision, in contrast to the “double trigger” provision applicable in our Severance Arrangements, which generally require both a change in control as well as a specified employment termination event before payment is made.

In adopting the single trigger vesting provision for our equity awards, we considered, among other things, that because our equity awards represent a significant portion of total compensation, the single trigger would provide a strong incentive for executive retention and would provide executives with the same opportunity as stockholders to realize value in connection with the change in control. In this regard, we believe the provision will focus the attention of our executives in pursuing a transaction that is in the best interest of our stockholders.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, other officers and our directors to further align the interests of management and our directors with those of our stockholders. The ownership guidelines require stock ownership having a “target dollar value,” which consists of the value of common stock owned by the executive or director, and specified members of his or her immediate family, as described below, as a multiple of that executive’s base salary or the director’s annual cash retainer fee, as shown in the table below:

Position	Target Dollar Value (as a multiple of base salary)(1)
Chief Executive Officer	6x salary
Executive Vice Presidents	3x salary
Other Executive Officers	2x salary
Other Officers	1x salary
Directors	5x annual cash retainer fee

(1)	Target Dollar Value generally is based on the number of (i) shares of common stock and (ii) shares underlying vested RSUs with respect to which delivery of the shares has been deferred, in each case owned by (a) the executive officer or director, (b) a parent, child or grandchild of the executive officer or director or (c) a trust or other entity established for the benefit of the executive officer or director, or any of such family members if the executive officer or director maintains the power to dispose of such shares. The value is computed on the last day of each quarter, based on the closing price per share of our common stock, as reported by the NYSE.

Until the target dollar value is achieved, an executive officer must retain 50%, and a director must retain 100%, of all net shares received under any of our incentive plans or programs. “Net shares” means all shares remaining after the sale of shares by the executive officer or director to pay any taxes due with respect to the shares received and, in the case of options, the exercise price.

Once the executive or director holds the target dollar value as of the last day of a calendar quarter, he or she is deemed to be in compliance with the guidelines so long as he or she continues to hold at least the number of shares he or she held as of that date. If an executive officer is promoted, he or she must again achieve compliance with the guidelines, commencing with the last day of the calendar quarter in which the promotion occurred.

All of our named executive officers and directors, other than Ms. Lehman and Mr. Winterlich, who first became executive officers in 2017, and Dr. Minus, who first became a director in 2020, were in compliance with the guidelines as of December 31, 2021.

Our Insider Trading Policy expressly states that our directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, the policy prohibits pledges of company securities.

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

The Hexcel Corporation Clawback Policy is designed to enable the board of directors to recover incentive compensation that is deemed received by an employee under specified circumstances that are inconsistent with the maintenance of a culture that emphasizes integrity and accountability and that reinforces our pay for performance philosophy. The policy is designed to prevent unjust enrichment based on erroneous determinations of performance or undesirable activities that may cause meaningful harm to the company or its stockholders. The policy applies to incentive-based compensation under awards granted during and after 2017.

Under the Clawback Policy, we may recover incentive-based compensation paid to an executive officer with respect to the three years preceding a year in which we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The compensation recoverable is the amount in excess of the amount that would have been payable to the executive officer under the restated financial statements. The clawback may be applied regardless of whether the executive officer was responsible for the error that led to the accounting restatement.

In addition, the policy provides for recovery, at the board’s discretion, from our current or former employees, including our executive officers, of incentive-based compensation under other specified circumstances, including:

■	a material error in the calculation of a performance measure on which incentive-based compensation was received by a current or former employee during the three fiscal years completed before the date on which the material error is discovered;

■	a current employee or former employee engaged in fraudulent or intentional misconduct that causes or might reasonably be expected to cause material reputational, financial or other harm to the company; and

■	a current or former employee has improperly or grossly negligently failed, including in a supervisory capacity, to identify, escalate, monitor or manage risks that caused or might reasonably be expected to cause material reputational, financial or other harm to the company.

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities, other than amounts with respect to the same compensation that the Chief Executive Officer or Chief Financial Officer has paid to us under Section 304 of the Sarbanes-Oxley Act of 2002.

In addition to the remedies above, our equity grants to named executive officers also include a clawback provision in the event the named executive officer violates certain obligations to us, including confidentiality, non-competition and non-solicitation obligations.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally places a $1 million limitation on the deductibility of compensation paid by a publicly-held company to certain of its executive officers. For tax years beginning prior to January 1, 2018 (and specified pre-existing contractual arrangements as described below), certain compensation is exempt from this deduction limitation if it meets the requirements of “performance-based compensation” under Section 162(m). In setting compensation prior to 2018, we structured our annual incentive program and stock options in a manner intended to qualify for this exemption.

As part of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the performance-based compensation exemption under Section 162(m) was eliminated for tax years commencing after December 31, 2017. The TCJA also expanded the number of executive officers who are subject to the deductibility limit. As a result, beginning in 2018, all compensation we pay to specified executive officers is subject to the deductibility limit, subject to payments under specified pre-existing contractual arrangements as described below. Nevertheless, as was the case in previous years, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation is consistent with our compensation philosophy, described above under “Executive Compensation Overview – Our Compensation Philosophy and Principles.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

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COMPENSATION DISCUSSION AND ANALYSIS

The TCJA provides that its elimination of the performance-based compensation exemption under Section 162(m) does not apply with respect to compensation under a “written binding contract” that was in effect on November 2, 2017 and is not materially modified thereafter. To the extent applicable to existing plans and awards, the company may avail itself of the transition rule. However, due to uncertainties in the interpretation and implementation of the changes to Section 162(m) under the TCJA, including the scope of the regulatory relief for these pre-existing arrangements, we can offer no assurance regarding the extent to which, if any, compensation payable in 2021 and subsequent years under pre-existing arrangements with covered employees will be deductible.

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. This report is provided by the following independent directors, who comprise the committee:

Guy C. Hachey, Chair
Thomas A. Gendron
Dr. Jeffrey A. Graves

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EXECUTIVE COMPENSATION

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Nick L. Stanage	2021	1,016,236	4,144,315	2,486,589	1,067,048	929,331	138,366	9,781,885
Chairman, CEO	2020	801,263	2,762,839	1,657,509	205,940	2,365,446	160,941	7,953,938
and President	2019	1,016,236	2,499,999	1,499,996	1,291,636	2,367,166	147,887	8,822,920
Patrick J. Winterlich	2021	568,854	1,057,979	634,816	426,641	—	48,813	2,737,103
EVP and CFO	2020	527,850	581,104	348,630	73,896	—	32,462	1,563,942
	2019	497,250	481,669	289,021	442,403	—	29,012	1,739,355
Robert G. Hennemuth	2021	461,886	726,258	435,804	277,131	103,767	61,596	2,066,442
EVP, Human Resources	2020	438,287	410,323	246,175	52,438	435,513	72,800	1,655,536
and Communications(7)	2019	439,639	398,343	239,053	335,269	354,275	80,830	1,847,409
Gail E. Lehman	2021	466,515	757,283	454,413	279,909	—	27,616	1,985,736
EVP, General Counsel	2020	438,850	426,616	255,961	52,705	—	58,623	1,232,755
and Secretary	2019	439,746	398,474	239,099	335,350	—	36,991	1,449,660
Thierry Merlot(8)	2021	437,215	583,206	349,933	262,330	—	83,945	1,716,629
President, Aerospace –	2020	421,019	316,150	189,748	52,707	—	99,172	1,078,796
Europe, Middle East,	2019	398,685	1,407,509	174,498	304,037	—	90,205	2,374,934
Africa and Asia Pacific and Industrial

(1)	Includes the aggregate grant date fair value of RSUs and PSAs granted to the named executive officer during the years indicated, computed in accordance with ASC 718. These amounts do not correspond to the actual value that will be realized by the named executive officer. The amounts included for PSAs reflect the estimate of aggregate compensation cost to be recognized over the life of the PSAs, determined as of the grant date in accordance with ASC 718, but without giving effect to estimated forfeitures. The value of each PSA award at the grant date, assuming that (a) the target level of performance will be achieved and (b) the level of performance resulting in the maximum payout will be achieved, is as follows:

	2021 Amount Included in Stock Awards		2020 Amount Included in Stock Awards		2019 Amount Included in Stock Awards
	Target	Maximum	Target	Maximum	Target	Maximum
Nick L. Stanage	4,144,315	6,216,472	2,762,839	5,525,678	2,499,999	4,999,999
Patrick J. Winterlich	634,796	952,194	348,662	697,324	288,988	577,977
Robert G. Hennemuth	435,755	653,632	246,194	492,387	239,032	478,064
Gail E. Lehman	454,388	681,582	255,985	511,969	239,097	478,195
Thierry Merlot	349,906	524,859	189,690	379,380	174,455	348,910

(2)	For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Includes the aggregate grant date fair value of all NQOs granted to the named executive officer during the year indicated, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that will be realized by the named executive officer.

(4)	Reflects amounts earned under the MICP with respect to the indicated year.

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EXECUTIVE COMPENSATION

(5)	For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his applicable retirement plan arrangement, as of December 31 of the indicated year and December 31 of the prior year. See “Pension Benefits in 2021” on page 50 for information regarding the pension arrangements applicable to Messrs. Stanage and Hennemuth. The 2021 actuarial present value of executive pension benefits for Messrs. Stanage and Hennemuth was affected by increasing discount rates. Consistent with 2020, the present value for Mr. Hennemuth was calculated using the immediate lump sum conversion rate.

These changes in present value do not directly relate to the final potential payout, and can vary significantly year-over-year based on: (a) changes in salary; (b) other one-time adjustments to salary; (c) actual age versus predicted age at retirement; (d) the discount rate used to determine present value of the benefit; and (e) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit and an increase in the discount rate has the opposite effect. See Note 8, “Retirement and Other Postretirement Benefit Plans,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the pension benefits table under “Pension Benefits in 2021” on page 54 for a description of the interest rate and mortality assumptions.

(6)	The amounts for our named executive officers in the “All Other Compensation Column” for 2021 include the following:

Name	Hexcel Contributions to 401(k) Retirement Savings Plan ($)	Hexcel Contributions to Non-Qualified Deferred Compensation Plan ($)	Premiums for Life Insurance ($)	Premiums for Long-Term Disability Insurance ($)	Premiums for Accidental Death and Dismemberment Insurance ($)	Perquisites Allowance(a) ($)
Nick L. Stanage	17,743	66,742	3,546	4,251	342	45,742
Patrick J. Winterlich	17,920	24,108	3,296	3,261	228	—
Robert G. Hennemuth	17,920	18,915	2,364	4,569	228	17,600
Gail E. Lehman	17,255	7,566	2,567	—	228	—
Thierry Merlot(b)	—	—	4,065	—	—	9,610

(a)	Mr. Hennemuth had a perquisites allowance that consisted of a car allowance of $12,000 and an additional amount of $5,600, which is intended to be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, and premiums for supplemental life and health insurance beyond the standard life and health insurance available to Mr. Hennemuth. The additional amount was used by Mr. Hennemuth for supplemental life insurance. Mr. Merlot receives an automobile allowance. Mr. Stanage used a corporate aircraft under the company’s charter agreement, which is not typically made available for personal use of our executives, on two occasions in 2021 due to the commercial travel risks related to the COVID-19 pandemic to travel between his personal residence and our headquarters in conjunction with his U.S. site visits. The other named executive officers do not receive any perquisites.

(b)	In addition to the amounts in the table, Hexcel contributed €61,803 ($70,270) to a statutory pension benefit plan for Mr. Merlot, as required under French regulations.

(7)	Mr. Hennemuth served as our Executive Vice President, Human Resources and Communications until January 2022 and, since then, has served as our Executive Vice President, Chief of Staff.

(8)	For Mr. Merlot, the amounts in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns are paid or determined in the local currency, euros, and converted to an amount in U.S. dollars based on the exchange rate in effect as of December 31 of the year presented, which for 2021 was an exchange rate of 1.137 dollars per euro. Mr. Merlot’s salary in euros was €384,534 in 2021, his automobile allowance was €8,452, and his premiums for life insurance were €3,575.

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Grants of Plan-Based Awards in 2021

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)(4)	Underlying Options (#)(5)	Option Awards ($/Sh)	Option Awards ($)(6)
Nick L.	—	—	533,524	1,067,048	1,067,048	—	—	—	—	—	—	—
Stanage	1/28/2021	1/20/2021	—	—	—	46,150	92,301	138,451	—	—	—	4,144,315
	1/28/2021	1/20/2021	—	—	—	—	—	—	—	137,229	44.90	2,486,589
Patrick J.	—	—	213,321	426,641	426,641	—	—	—	—	—	—	—
Winterlich	1/28/2021	1/20/2021	—	—	—	7,069	14,138	21,207	—	—	—	634,796
	1/28/2021	1/20/2021	—	—	—	—	—	—	9,425	—	—	423,183
	1/28/2021	1/20/2021	—	—	—	—	—	—	—	35,034	44.90	634,816
Robert G.	—	—	138,566	277,131	277,131	—	—	—	—	—	—	—
Hennemuth	1/28/2021	1/20/2021	—	—	—	4,852	9,705	14,557	—	—	—	435,755
	1/28/2021	1/20/2021	—	—	—	—	—	—	6,470	—	—	290,503
	1/28/2021	1/20/2021	—	—	—	—	—	—	—	24,051	44.90	435,804
Gail E.	—	—	139,955	279,909	279,909	—	—	—	—	—	—	—
Lehman	1/28/2021	1/20/2021	—	—	—	5,060	10,120	15,180	—	—	—	454,388
	1/28/2021	1/20/2021	—	—	—	—	—	—	6,746	—	—	302,895
	1/28/2021	1/20/2021	—	—	—	—	—	—	—	25,078	44.90	454,413
Thierry	—	—	131,165	262,330	262,330	—	—	—	—	—	—	—
Merlot	1/28/2021	1/20/2021	—	—	—	3,896	7,793	11,689	—	—	—	349,906
	1/28/2021	1/20/2021	—	—	—	—	—	—	5,196	—	—	233,300
	1/28/2021	1/20/2021	—	—	—	—	—	—	—	19,312	44.90	349,933

(1)	The amounts shown reflect the threshold, target and maximum payments the named executive officer was eligible to receive based on achievement with respect to performance goals under the MICP. The actual awards we paid for 2021 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any financial measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid. More detail concerning the 2021 MICP financial performance measures is provided on pages 32-34.

(2)	Reflects the number of shares of our common stock underlying PSAs granted under our 2013 Incentive Stock Plan (the “2013 ISP”) for the 2021-2023 performance period; the PSAs will convert into shares of common stock after a three-year performance period based on the level of achievement with respect to specified performance measures. No PSAs will convert with respect to a financial measure if a threshold level of performance is not achieved. The terms of the PSAs are described in more detail on pages 35-38.

(3)	For our regular annual equity awards, the compensation committee approved a dollar value of the awards (as a percentage of salary) and the performance requirements for conversion of PSAs into shares of common stock at its meeting on January 20, 2021. In accordance with our equity grant policy, the grant date for the 2021 annual equity awards was January 28, 2021, the third trading day following the release of 2020 fourth-quarter and year-end earnings.

(4)	Reflects RSUs granted under the 2013 ISP. The RSUs granted on January 28, 2021 generally vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date, except for the RSUs granted to Mr. Merlot, which will vest and convert at the rate of two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date. The terms of the RSUs are described in more detail on pages 35 and 37-38

(5)	Reflects NQOs granted under the 2013 ISP, which will vest and become exercisable at the rate of one-third of the underlying shares on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on pages 35 and 37-38.

(6)	Reflects the grant date fair value of PSAs, RSUs and NQOs granted to the named executive officers in 2021, computed in accordance with ASC 718. Generally, the grant date fair value is equal to the amount that we will expense in our financial statements over the award’s vesting schedule, but without giving effect to estimated forfeitures. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes derived value on the grant date. For additional information on the valuation assumptions used in calculating the fair value of these instruments, see Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts, computed in accordance with ASC 718, do not necessarily correspond to the actual value that will be realized by the named executive officers.

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the named executive officers in fiscal year 2021 were granted under the 2013 ISP and are governed by the terms and conditions of the 2013 ISP and the applicable award agreements. See pages 34-39 for a discussion of NQOs, RSUs and PSAs.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the named executive officers as of December 31, 2021:

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nick L.	01/28/2013	41,321	—	—	28.27	01/28/2023	—	—	—	—
Stanage	01/28/2014	34,912	—	—	43.01	01/28/2024	—	—	—	—
	01/27/2015	56,578	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	64,812	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	61,204	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	50,121	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	43,669	21,833	—	65.56	01/28/2029	—	—	—	—
	02/06/2020	23,432	46,861	—	74.74	02/06/2030	—	—	36,966	1,914,839
	01/28/2021	—	137,229	—	44.90	01/28/2031	—	—	92,301	4,781,192
Patrick J.	01/28/2014	2,345	—	—	43.01	01/28/2024	—	—	—	—
Winterlich	01/27/2015	3,348	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	3,413	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	3,700	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	9,159	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	8,415	4,206	—	65.56	01/28/2029	987	51,127	—	—
	02/06/2020	4,929	9,856	—	74.74	02/06/2030	2,073	107,381	4,665	241,647
	01/28/2021	—	35,034	—	44.90	01/28/2031	9,425	488,215	14,138	732,348
Robert G.	01/28/2014	10,263	—	—	43.01	01/28/2024	—	—	—	—
Hennemuth	01/27/2015	13,355	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	13,533	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	12,384	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	9,527	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	6,960	3,479	—	65.56	01/28/2029	816	42,269	—	—
	02/06/2020	3,481	6,959	—	74.74	02/06/2030	1,463	75,783	3,294	170,629
	01/28/2021	—	24,051	—	44.90	01/28/2031	6,470	335,146	9,705	502,719
Gail E.	01/29/2018	8,829	—	—	68.15	01/29/2028	—	—	—	—
Lehman	01/28/2019	6,961	3,480	—	65.56	01/28/2029	817	42,321	—	—
	02/06/2020	3,619	7,236	—	74.74	02/06/2030	1,521	78,788	3,425	177,415
	01/28/2021	—	25,078	—	44.90	01/28/2031	6,746	349,443	10,120	524,216
Thierry	01/28/2014	4,192	—	—	43.01	01/28/2024	—	—	—	—
Merlot	01/27/2015	5,611	—	—	43.96	01/27/2025	—	—	—	—
	01/26/2016	5,397	—	—	41.71	01/26/2026	—	—	—	—
	01/30/2017	6,340	—	—	50.50	01/30/2027	—	—	—	—
	01/29/2018	5,610	—	—	68.15	01/29/2028	—	—	—	—
	01/28/2019	5,081	2,539	—	65.56	01/28/2029	597	30,925	—	—
	10/24/2019	—	—	—	—	—	15,000	777,000	—	—
	02/06/2020	2,682	5,363	—	74.74	02/06/2030	1,692	87,646	2,538	131,468
	01/28/2021	—	19,312	—	44.90	01/28/2031	5,196	269,153	7,793	403,677

(1)	All options listed in this table vest in equal increments on each of the first three anniversaries of the grant date and will expire on the tenth anniversary of the grant date.

(2)	This column includes: (i) unvested RSUs granted on January 28, 2019, February 6, 2020 and January 28, 2021 under the 2013 ISP, and (ii) in the case of Mr. Merlot, unvested RSUs granted on October 24, 2019 under the 2013 ISP. The RSUs vest and convert into shares of Hexcel common stock at the rate of one-third per year on each of the first three anniversaries of the grant date, except for grants made to Mr. Merlot. The grants to Mr. Merlot generally vest and convert into shares as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third on the third anniversary of the grant date, except for (i) the October 2019 grant, which vests as to 50%

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of the RSUs on the third anniversary of the grant date, and the remaining 50% of the RSUs on each of the fourth, fifth and sixth anniversaries of the grant date and (ii) the January 2018, grant which was fully vested on January 28, 2021, but subject to an additional one year holding period for French tax law purposes. In addition, the amounts shown in the table for RSUs granted on January 28, 2019 include dividend equivalents provided with respect to the RSUs, which vest at the same time and in the same proportion as the RSUs to which the dividend equivalents relate. For the RSUs granted on February 6, 2020 and January 28, 2021, except to Mr. Merlot, if and when cash dividends are declared on shares of our common stock, we provide dividend equivalents for each RSU then held by the grantee equal to the cash dividend that we pay to holders of our common stock, which vest at the same time as the underlying RSUs to which they relate and are paid in cash. Beginning with grants made in February 2020, Mr. Merlot’s RSUs no longer accrue dividends for French tax law purposes.

(3)	Market values were computed using a price of $51.80 per share, the closing price of Hexcel common stock on December 31, 2021, as reported by the NYSE.

(4)	This column reflects the shares that each named executive officer would receive based on the target award for the PSAs granted on February 6, 2020 and January 28, 2021. If the PSA awards were to pay out at maximum, the number of shares (and market value of such shares) outstanding as of December 31, 2021 with respect to unvested PSAs granted on February 6, 2020 and January 28, 2021, respectively, would be for Mr. Stanage: 73,932 shares ($3,829,678) and 138,451 shares ($7,171,762); for Mr. Winterlich: 9,330 shares ($483,294) and 21,207 shares ($1,098,523); for Mr. Hennemuth: 6,588 shares ($341,258) and 14,557 shares ($754,053); for Ms. Lehman: 6,850 shares ($354,830) and 15,180 shares ($786,324); and for Mr. Merlot: 5,076 shares ($262,937) and 11,689 shares ($605,490). Each such named executive officer will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSAs are attained. Any such shares into which the PSAs will convert will be received by the named executive officer in early 2023 for the PSAs granted in 2020 and early 2024 for the PSAs granted in 2021.

Option Exercises and Stock Vested in 2021

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Nick L. Stanage	46,562	908,530	—	—
Patrick J. Winterlich	—	—	1,377	62,776
Robert G. Hennemuth	—	—	1,126	51,016
Gail E. Lehman	—	—	1,227	55,675
Thierry Merlot	10,067	247,831	1,647	73,389

(1)	The value realized is equal to the difference between the closing price per share of our common stock, as reported by the NYSE on the date of exercise, and the exercise price, multiplied by the number of shares underlying the options.

(2)	For named executive officers other than Mr. Merlot, reflects RSUs that vested during 2021, including one-third of the RSUs granted in each of 2018, 2019 and 2020. For Mr. Merlot, includes RSUs granted in 2018 and 2019 which vested in 2021, but remain subject to a holding period for French tax qualification purposes. The RSUs granted to named executive officers other than Mr. Merlot vest in equal increments on the first three anniversaries of the grant date. The RSUs granted to Mr. Merlot generally vest as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date, except his October 2019 grant of RSUs, which vests as to 50% on the third anniversary of the grant date, and the remaining 50% on each of the fourth, fifth and sixth anniversaries of the grant date. No PSAs vested on December 31, 2021 based on the level of achievement with respect to specified performance measures for the 2019-2021 performance period, as determined by the compensation committee in January 2022. The number of shares acquired on vesting of the RSUs granted in 2019 include dividend equivalents that vested in the same proportion as the RSUs to which they relate.

(3)	The value realized is equal to the closing price per share of our common stock, as reported by the NYSE on the vesting date, multiplied by the number of RSUs vested.

Pension Benefits in 2021

Messrs. Stanage and Hennemuth participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreement with Mr. Stanage

We have entered into a SERP with Mr. Stanage. The SERP provides for a retirement benefit intended to supplement Mr. Stanage’s retirement income from our 401(k) Plan and NDCP (described on pages 39-40). The SERP includes the following provisions:

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■	Upon Mr. Stanage’s retirement on or after his 65th birthday, he will receive a lump sum equal to the actuarial present value of the “Normal Retirement Benefit,” subject to a reduction to reflect the additional actuarial cost of Mr. Stanage’s benefit election for his designated beneficiary in the event he dies before receiving any benefits under the SERP, as described below, versus the default election available under the SERP (the “Survivor Benefit Adjustment”). The SERP generally defines the “Normal Retirement Benefit” as a monthly benefit starting on the first of the month after his employment terminates and ending with the payment for the month in which his death occurs or, if later, after payment of 120 such payments (with any such payments after his death made to his beneficiary or his estate) in an amount equal to (a) the product of his “Final Average Pay” and the “Benefit Percentage” less (b) all contributions made by us for his account under our 401(k) Plan.

	■	“Final Average Pay” generally equals Mr. Stanage’s average monthly compensation for the highest paid 36 months out of his final 120 months of employment, and includes salary and amounts earned under all management incentive or other bonus plans in which he participates. Any incentive pay or other bonus is deemed to be earned ratably over the period for which it was earned.

	■	The “Benefit Percentage” is 7/30 of 1% for each month of service, but will not increase further once Mr. Stanage reaches age 65.

	■	Contributions made by us for Mr. Stanage’s account under our 401(k) Plan are expressed as a monthly amount in the form of an actuarial equivalent 50% joint and survivor annuity with 120 months of guaranteed payments starting at the date Mr. Stanage attains age 65, and assuming that our contributions earn interest at the rate of 6% from the date of the contribution until the date it is actually paid to Mr. Stanage.

■	If Mr. Stanage’s employment terminates prior to age 65 (early retirement), he will receive a lump sum equal to the actuarial present value of the “Early Retirement Benefit,” subject to the Survivor Benefit Adjustment. The SERP generally defines the “Early Retirement Benefit” as a monthly benefit starting on the first day of the month after the month in which his employment terminates and ending with the payment for the month in which his death occurs or, if later, after the payment of 120 such payments (with any such payments after his death made to his beneficiary or his estate), in an amount equal to the product of his Final Average Pay and the Benefit Percentage less any contributions made by us for his account under our 401(k) Plan, and reduced by 1/4% per payment for each full calendar month by which the commencement of the Early Retirement Benefit precedes Mr. Stanage’s attainment of age 65.

■	Pursuant to his election, if Mr. Stanage dies before receiving any benefits under the SERP, his designated beneficiary will receive a lump sum equal to the lump sum Mr. Stanage would have received under the SERP had he terminated his employment on the day preceding his death (the “Survivor Benefit”). Mr. Stanage has several alternative Survivor Benefit elections under the SERP, subject to provisions addressing the timing and effectiveness of an election and, except in the case of the default election described below, the Survivor Benefit Adjustment. In lieu of Mr. Stanage’s current election, Mr. Stanage may elect for his designated beneficiary to receive any of the following, which will take effect twelve months after the date on which it is made:

	■	A lump sum that is the actuarial equivalent to the “Pre-Retirement Survivor Benefit,” defined as a monthly benefit, starting on the first day of the month following the month in which he dies and ending with the month in which his designated beneficiary dies, that is equal to 50% of the monthly benefit Mr. Stanage would have received had he terminated employment on the day prior to his death and commenced receiving benefits in the form of a 50% joint and survivor annuity. As this is the default election under the SERP, no additional actuarial cost would accrue against Mr. Stanage’s benefit post-effectiveness of this election.

	■	A lump sum that is the actuarial equivalent to the Pre-Retirement Survivor Benefit, but in lieu of 50%, either 75% or 100% of the monthly benefit Mr. Stanage would have received had he terminated employment on the day prior to his death and commenced receiving benefits in the form of a corresponding 75% or 100% joint and survivor annuity.

■	Upon certain other types of termination, or permitted elections, the amount and form of benefit are different:

	■	Termination for cause – no benefits are payable.

	■	Termination without cause or by Mr. Stanage for good reason (i) within two years after a change in control (as defined in the SERP), (ii) during the period of a potential change in control, or (iii) at the request of a person who takes action to cause a change in control – a lump sum payment computed in the same manner as the

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“Early Retirement Benefit,” including the Survivor Benefit Adjustment, except that 24 months of service (or, if less, the number of months preceding Mr. Stanage’s 65th birthday) are added for purposes of computing the Benefit Percentage. A “potential change in control” exists during the period beginning at the time the company enters into an agreement that, if consummated, would result in a change in control and ending at the time such agreement results in a change in control or becomes of no further force or effect.

■	Termination without cause or by Mr. Stanage for good reason (in each case other than in connection with the events described in (i), (ii) and (iii) of the preceding paragraph) – a lump sum payment computed in the same manner as the “Early Retirement Benefit,” including the Survivor Benefit Adjustment, except that twelve months of service (or, if less, the number of months preceding Mr. Stanage’s 65th birthday) are added for purposes of computing the Benefit Percentage.

■	Termination due to disability – a lump sum payment computed in the same manner as the “Early Retirement Benefit,” including the Survivor Benefit Adjustment, but without any actuarial or other reduction to reflect commencement of payment before Mr. Stanage reaches age 65.

The enhanced benefits that would be payable if the termination events (other than termination for cause) occurred on December 31, 2021 are quantified in the table on page 59.

The SERP generally provides to Mr. Stanage the ability to irrevocably elect to receive, in lieu of a lump sum payment with regard to a benefit described above, a monthly payment of such benefit, which will take effect twelve months after the date on which such election is made. If he makes such an election, except with respect to the Survivor Benefit, the monthly benefit will start on the first of the month after the fifth anniversary of the date on which his employment terminates, and the amount of the monthly benefit will be actuarially adjusted to take into account that the first payment of the applicable benefit will not take place until the fifth anniversary of the date on which his employment terminates.

Retirement Agreement with Mr. Hennemuth

We have entered into an EDCA with Mr. Hennemuth. The EDCA is a non-qualified, unfunded supplemental pension plan that, in accordance with certain irrevocable elections made by Mr. Hennemuth, provides for a lump sum payment consisting of two components: (i) a consulting and retirement income payment component and (ii) an insurance benefits component.

Consulting and Retirement Income Payment

■	The consulting and retirement income component is based on the amount of Mr. Hennemuth’s accrued benefit under the EDCA, which is equal to 1.5% of Mr. Hennemuth’s aggregate salary and incentive cash bonuses earned while employed by us from March 20, 2006 until termination of his employment.

■	If Mr. Hennemuth retires or otherwise ceases to be employed by us, he will be entitled to receive, as part of his lump sum payment, the actuarial present value of monthly payments equal to 1/12 of his accrued benefit, commencing in the calendar month following his retirement and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

■	Upon a change in control, Mr. Hennemuth will be entitled to receive, as part of his lump sum payment, the actuarial present value of monthly payments equal to 1/12 of his accrued benefit, commencing the month following the change in control and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

Insurance Benefits

■	The insurance benefits include (i) life insurance benefits and (ii) medical and dental insurance benefits. The insurance benefits are payable in a lump sum equal to the actuarial present value, determined as of the time of Mr. Hennemuth’s retirement or termination of employment, of the insurance benefits, calculated as set forth below, and payable commencing in the calendar month following his termination of employment and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

■	Life insurance benefits – Until his 75th birthday, the life insurance benefit consists of the lesser of (i) the present value of Mr. Hennemuth’s accrued benefit and (ii) the amount of life insurance on Mr. Hennemuth in effect at the time of his retirement or other termination.

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■	Medical and dental insurance benefits – These benefits are based on the assumed continuation of Mr. Hennemuth’s medical and dental insurance coverage in effect at the time his employment terminates from the time of termination of employment until he reaches age 75.

Notwithstanding the foregoing payment provisions, upon termination for cause, no benefits are payable.

The EDCA contains the following additional provisions:

■	Mr. Hennemuth is required to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment.

■	Mr. Hennemuth has agreed in the EDCA not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us (or, if earlier, at such time as he no longer receives any benefits under the EDCA), unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

Pension Benefits Table

The table below shows the present value, as of December 31, 2021, of accumulated benefits payable to Messrs. Stanage and Hennemuth (the only named executive officers covered by defined benefit retirement arrangements) upon their retirement, as well as the number of years of service credited under their respective retirement arrangements. Mr. Merlot is eligible to receive a pension that is funded by our contributions and by Mr. Merlot, the value of which will be determined in accordance with French regulations at the time of his retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Nick L. Stanage	Supplemental Executive Retirement Agreement	12.17	14,049,904	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	15.75	3,236,382	0

(1)	The present value of accumulated benefit was calculated using the same discount rate, lump sum conversion interest rate and mortality table assumptions as were used for financial reporting purposes at December 31, 2021, except that: (a) no pre-retirement decrements were assumed, (b) for Mr. Stanage, we assumed retirement at age 65, the normal retirement age under the relevant retirement arrangement, and (c) for Mr. Hennemuth, we assumed retirement as of December 31, 2021, since he is over age 65. See footnote 5 to the Summary Compensation Table on page 47 for a description of factors affecting the difference between the actuarial present value of the executive’s accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year.

Non-Qualified Deferred Compensation in 2021

Under the NDCP, eligible U.S. employees, including our named executive officers, may defer amounts of their cash compensation in excess of IRS limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as provided under our 401(k) Plan. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements—Hexcel Corporation 401(k) Retirement Savings Plan” for additional information. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds available under our 401(k) Plan, other than the Hexcel stock fund.

All of our NEOs, other than Mr. Merlot, participated in the NDCP in 2021. Mr. Merlot is not eligible to participate in the NDCP because he is not a U.S. employee.

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Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Nick L. Stanage	65,735	66,742	255,593	—	2,105,297
Patrick J. Winterlich	24,575	24,108	9,416	—	109,175
Robert G. Hennemuth	14,922	18,915	(1,622)	—	681,485
Gail E. Lehman	17,654	7,566	841	—	98,461

(1)	The amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table on page 46.

(2)	The aggregate annual earnings in 2021 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)	The amount in this column includes aggregate contributions, if any, by the company to the NDCP that were reported as compensation in the Summary Compensation Table in previous years: Mr. Stanage, $1,189,096; Mr. Winterlich, $2,777; Mr. Hennemuth, $519,617; and Ms. Lehman $44,758.

Potential Payments Upon Termination or Change in Control

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2021. The information in this section does not include information related to:

■	distributions under the NDCP. See “Non-Qualified Deferred Compensation in 2021.”

■	RSUs, PSAs and shares underlying stock options that vested prior to the termination event.

■	short-term incentive payments that would not be increased due to the termination event.

■	distributions to Mr. Stanage under the SERP other than incremental payments payable to Mr. Stanage that are addressed below. See “Pension Benefits in 2021—Supplemental Executive Retirement Agreement with Mr. Stanage.”

■	distributions to Mr. Hennemuth under the EDCA. See “Pension Benefits in 2021—Retirement Agreement with Mr. Hennemuth.”

■	other payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) Plan.

We have severance agreements with all of our currently employed named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the documents collectively as the “Severance Arrangements.” The Severance Arrangements are described below.

The Severance Arrangements generally provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement). In circumstances related to a “change in control” or a “potential change in control” (each as defined in such Severance Arrangement) the payments are enhanced. With respect to the named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of, or a multiple of the sum of, annual base salary and average bonus under the MICP, as well as continued participation in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination (“Continued Participation Benefits”) for a specified period of time. These payments are further described below.

Executive Severance Policy

The compensation committee maintains an Executive Severance Policy that applies to any executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive. Currently, Mr. Stanage is the only named executive officer subject to the policy.

As applied to Mr. Stanage, the policy provides that, among other things:

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■	upon termination due to Mr. Stanage’s death, his legal representative will receive a pro rata portion of Mr. Stanage’s annual bonus, based on the portion of the year that elapsed prior to his death (the “pro-rata bonus”).

■	upon termination due to Mr. Stanage’s disability, he will receive the pro-rata bonus and disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the company.

■	upon termination of Mr. Stanage by the company other than for disability or cause, or upon his resignation for good reason, other than in relation to a change in control, he will receive:

■ the pro-rata bonus;

■ a cash lump sum equal to one and one-half times the sum of his annual base salary and one and one-half times the average of the last three annual bonus amounts awarded to him for the last three plan years completed prior to the termination date; and

■ Continued Participation Benefits for one and one-half years following the termination date.

■	upon termination of Mr. Stanage by the company other than for disability or cause, or upon Mr. Stanage’s termination for good reason, in each case during a “potential change in control” (as defined in the policy) or within two years after a change in control, he will receive two and one-half times the lump sum payment described above and the Continued Participation Benefits for two and one-half years. He also will receive these benefits if, during a potential change in control, we terminate Mr. Stanage at the request of a person who takes any action designed to cause a change in control.

The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination can adversely affect a covered executive’s vested rights and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

The Executive Severance Policy does not provide for a tax gross-up with respect to excise taxes incurred under Section 280G and Section 4999 of the Internal Revenue Code in connection with a change in control.

Mr. Stanage has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of 18 months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee of or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance payments, the period is extended to 30 months. However, this restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

Severance Agreements

We have entered into executive severance agreements with each of Messrs. Winterlich and Hennemuth and Ms. Lehman that provide for us to make certain payments to the named executive officer upon termination of employment under specified circumstances. In particular:

■	if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, other than in relation to a change in control, the executive will receive:

	■	a lump sum payment equal to the sum of the executive’s then current base salary and average MICP award over the prior three years;

	■	Continued Participation Benefits for one year; and

	■	the executive may receive an MICP award prorated for the portion of the year during which the executive was employed prior to termination, if such award is payable under the terms of the MICP.

■	in the event that we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, in each case during a period of a “potential change in control” (as defined in the executive severance agreement) or within two years after a change in control, or if, during a

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potential change in control, we terminate the executive at the request of a person who takes any action designed to cause a change in control, the executive will receive the same payments and benefits as described above except that:

	■	for Mr. Hennemuth, the lump sum payment will be equal to three times the sum described above, and for Mr. Winterlich and Ms. Lehman, the lump sum payment will be equal to two times the sum described above;

	■	for Mr. Hennemuth, the period of Continued Participation Benefits will be three years instead of one, and for Mr. Winterlich and Ms. Lehman, the period of Continued Participation Benefits will be two years instead of one; and

	■	Mr. Hennemuth also will be entitled to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999 of the Internal Revenue Code, but only if the total “parachute payments” exceed his untaxed safe harbor amount by 10% or more. We have agreed to reimburse Mr. Hennemuth for the excise tax as well as any income tax and excise tax payable by Mr. Hennemuth as a result of any reimbursements for the excise tax.

■	in the event of termination due to death or disability, the executive will receive an MICP award prorated for the portion of the year he or she was employed.

In consideration for these payments, the executive has agreed to a non-competition covenant for one year following termination of employment or, in the case of: (i) Mr. Hennemuth, three years following a termination in connection with a change in control, and (ii) Mr. Winterlich and Ms. Lehman, two years following a termination in connection with a change in control. Each executive severance agreement annually renews automatically unless we notify the applicable executive of our intention not to renew, in which case the agreement will terminate one year following such notification.

Mr. Merlot’s severance benefits are determined by the French CLA. Pursuant to the French CLA, Mr. Merlot is entitled to receive the following upon termination of his employment:

■	up to 20 times the average monthly compensation paid (based on the 12 months prior to termination), including bonus payments;

■	a notice period payment approximately equal to three times the compensation he received the month prior to termination; and

■	a non-competition payment equal to 12 months’ average salary for the prior 12 months, including bonus payments (unless we waive his non-competition obligations).

Retirement Agreement with Mr. Stanage

As described on pages 50-52, the SERP that we entered into with Mr. Stanage provides for enhanced benefits upon our termination of him without cause, termination by Mr. Stanage for good reason or our termination of him without cause, or termination by Mr. Stanage for good reason during a potential change in control or within two years following a change in control, and in connection with a potential change in control, if we terminate Mr. Stanage at the request of a person who takes any action designed to cause a change in control.

Equity Awards

Each of our named executive officers hold outstanding NQOs, RSUs and PSAs. Upon termination of employment of a named executive officer, the treatment of the equity award depends on the nature of the termination. The following is a description of the treatment of a named executive officer’s equity awards upon each different type of termination and upon a change in control under the terms of the applicable award agreement for grants issued as a part of our regular compensation program.

NQOs

■	Voluntary departure or termination without cause – the named executive officer has 90 days to exercise the NQO to the extent vested; to the extent not vested, the NQO terminates.

■	Disability/Death – all NQOs immediately vest and remain exercisable for one year.

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■	Eligible Retirement – any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the named executive officer has five years from the date of retirement to exercise the NQOs (but in no event can the named executive officer exercise an NQO after the expiration of the ten-year term of the NQO).

■	Termination for Cause – all NQOs are forfeited.

■	Change in Control – all NQOs (including NQOs held by a named executive officer who retired prior to the change in control) immediately vest, and if the named executive officer is terminated without cause or terminates his or her employment for good reason within two years after the change in control, the NQOs, to the extent they remain outstanding following the change in control, remain exercisable for two years.

RSUs

■	Voluntary departure or termination with or without cause – all RSUs are forfeited.

■	Death – all RSUs immediately vest and convert to common stock.

■	Disability – all RSUs issued prior to February 2020 immediately vest and convert to common stock; RSUs issued in February 2020 or after continue to vest on the schedule set forth in the RSU agreement. If the named executive officer dies prior to the third anniversary of the grant date, all RSUs immediately vest and convert to common stock.

■	Eligible Retirement – all RSUs continue to vest on the schedule set forth in the RSU agreement. If the named executive officer dies prior to the third anniversary of the grant date, all RSUs immediately vest and convert to common stock.

■	Change in Control – all RSUs immediately vest and convert to common stock.

PSAs

■	Termination for cause – the entire award is forfeited.

■	Termination by the company without cause, or due to disability or death, or by the named executive officer for good reason – the named executive officer is entitled to a pro rata award of common stock based on the portion of the performance period for which he or she was employed, and also based on the extent to which the performance target is attained.

■	Eligible Retirement – the named executive officer is entitled to receive the full award of common stock for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

■	Change in Control – the award is paid out immediately, based on target performance.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he or she is age 65 or age 55 with five or more years of service with us.

Our agreements relating to NQOs, RSUs and PSAs generally require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-competition provision is substantially similar to that contained in the Severance Arrangements of our named executive officers described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee must deliver to the company the number of shares the employee received during the 180-day period immediately prior to the breach of the non-competition requirement, and if the employee sold any shares during this 180-day period, then the employee must deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued, including terms that cover other possible grounds for forfeiture or recoupment of payments and gains, and terms under the plans providing for adjustments by the compensation committee upon specified events affecting the company.

Change in Control; Potential Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

■	the acquisition by any person of 50% or more of our common stock;

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■	the acquisition by any person of 40% or more of our common stock within a 12-month period;

■	a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were board-approved replacements of the existing directors; or

■	a merger of Hexcel or a sale of all or substantially all of the assets of Hexcel, unless (i) more than 50% of the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction.

However, an event that does not constitute a change in the ownership of Hexcel, a change in the effective control of Hexcel, or a change in the ownership of a substantial portion of Hexcel’s assets, each as defined in Section 409A of the Internal Revenue Code, will not constitute a “Change in Control.”

A “Potential Change in Control,” as defined in the Severance Arrangements, exists during the period commencing at the time the company enters into an agreement that, if consummated, would result in a Change in Control and ends at the time such agreement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

“Good reason” generally is defined in our Executive Severance Policy (applicable to Mr. Stanage) and Mr. Hennemuth’s severance agreement to mean:

■	A 10% (in the case of Mr. Stanage) or a material (in the case of Mr. Hennemuth) reduction in the executive’s base salary;

■	A material diminution in the executive’s position, duties, responsibilities or authority;

■	Failure by us to continue any compensation plan in which the executive participates that is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value;

■	Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least 20 paid vacation days per year (or more if the executive is entitled to more under our vacation policy);

■	Failure to provide facilities or services which are reasonably necessary for the executive’s position;

■	Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement or failure by us to remain liable to the executive after such assumption;

■	Any termination by us of the executive’s employment that is not effected pursuant to a notice that complies with the applicable severance arrangement;

■	With respect to Mr. Hennemuth only, the relocation of his principal place of employment to a location more than 50 miles from his place of employment as of the date of his agreement; or

■	Willful failure to pay the executive any portion of his compensation within a specified number of days after such compensation is due.

Mr. Winterlich’s and Ms. Lehman’s severance agreements generally define “good reason” as a 10% reduction in “Total Direct Compensation” (base salary, annual target under the MICP, and grant date value of an annual equity award under our incentive stock plan).

“Cause” is generally defined in our plans and agreements applicable to named executive officers to mean (i) the willful and continued failure by the named executive officer to substantially perform his or her duties after we have notified the executive in writing of the nonperformance or (ii) the willful engagement by the named executive officer in misconduct that materially harms us. Before we can terminate a named executive officer for cause, our board must give the named executive officer notice describing the reasons we intend to terminate the named executive for cause and must pass a resolution approved by at least two-thirds of the board determining that the named executive officer is guilty of the improper conduct and must provide the named executive officer with the opportunity to be heard before the board with counsel present.

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Potential Payments and Benefits Upon Termination of Employment on December 31, 2021

The table below describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or a change in control (including a “potential change in control”) on December 31, 2021, exclusive of items described in the introductory paragraph of this section. However, such payments generally would not be provided in connection with a termination for cause.

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for vesting and conversion of the equity awards for all named executive officers (and the related values) reflected below.

	Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2021 share price) ($)(4)	Total Termination Benefits ($)
Nick L. Stanage
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	3,742,221	1,327,501	25,091	—	5,094,813
Involuntary or good reason termination after change in control	4,677,777	2,654,721	41,818	—	7,374,316
Death	3,000,000	—	—	—	3,000,000
Disability	—	1,008,011	—	—	1,008,011
Patrick J. Winterlich
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	883,167	—	16,727	634,649	1,534,543
Involuntary or good reason termination after change in control	1,766,335	—	33,454	2,097,153	3,896,942
Death	2,500,000	—	—	1,282,496	3,782,496
Disability	—	—	—	1,282,496	1,282,496
Robert G. Hennemuth
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	683,499	—	11,695	—	695,194
Involuntary or good reason termination after change in control	2,050,496	—	35,084	—	2,085,580
Death	2,366,997	—	—	—	2,366,997
Disability	—	—	—	—	—
Gail E. Lehman
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	689,170	—	16,101	—	705,271
Involuntary or good reason termination after change in control	1,378,339	—	32,202	—	1,410,541
Death	2,265,644	—	—	—	2,265,644
Disability	—	—	—	—	—

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	Cash Severance/ Payment at Death ($)(1)	Non- Competition Payment ($)(5)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2021 share price) ($)(4)	Total Termination Benefits ($)
Thierry Merlot(6)
Voluntary retirement(7)	—	—	—	—	—
Involuntary termination(8)	837,998	485,898	—	—	1,323,896
Involuntary termination after change in control(8)	837,998	485,898	—	777,000	2,100,896
Death(9)	—	—	—	—	—
Disability(9)	—	—	—	—	—

(1)	Involuntary or good reason termination, with or without a change in control. For all named executive officers, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, an executive severance agreement, in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth, or the French CLA, in the case of Mr. Merlot.

Death. Represents the death benefit (assuming accidental death of the named executive officer) that would have been paid under agreements with Messrs. Stanage and Hennemuth and our executive life insurance and accidental death and dismemberment insurance policies. The death benefit disclosed for Messrs. Stanage and Winterlich and Ms. Lehman would have been paid by the insurers under our executive life insurance and accidental death and dismemberment insurance policies. For Mr. Hennemuth’s death benefit, $2,000,000 would have been paid by our insurers, with the remainder paid by the company pursuant to our agreement with Mr. Hennemuth.

(2)	For Mr. Stanage, represents the difference between (a) the actual lump sum he would have received upon the indicated type of termination on December 31, 2021, and (b) the lump sum he would have received had he voluntarily terminated his employment on December 31, 2021. Mr. Hennemuth would not receive an enhancement to his EDCA benefits as a result of any type of termination of employment or a change in control. Under the French CLA, Mr. Merlot does not receive any enhanced benefits as a result of any type of termination of employment or change in control other than an involuntary dismissal as indicated in the table entries respecting his involuntary termination.

(3)	Represents Hexcel’s share of the value of welfare/medical benefits for (a) one and one-half years (in the case of Mr. Stanage) or one year (in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth), upon involuntary or good reason termination without a change in control, and (b) three years (in the case of Mr. Hennemuth), two and one-half years (in the case of Mr. Stanage), or two years (in the case of Ms. Lehman and Mr. Winterlich), in the event of involuntary or good reason termination following a change in control. Mr. Merlot does not receive any additional welfare/medical benefits in the event of any type of termination; however, he is entitled to benefits under the French CLA and unemployment insurance benefits. These benefits are paid by the French government and not by the company.

(4)	Reflects the value of equity awards that were unvested on December 31, 2021, and that would have vested as a result of the indicated type of termination of employment of the named executive officer. The value of annual equity awards is not included for Messrs. Stanage, Hennemuth or Merlot or for Ms. Lehman because each of them was retirement eligible under the terms of the equity awards on December 31, 2021 and could have received the equity award immediately or in accordance with the schedule set forth in the applicable award agreement after retirement. For Mr. Merlot, reflects the value of his October 2019 retention RSU grant that would have vested as a result of the indicated type of termination of employment.

(5)	Assumes that the company will provide a payment to Mr. Merlot in respect of his not competing with the company for a period of one year following employment termination. We may elect to release Mr. Merlot from the non-competition obligation, in which case no payment would be due to him.

(6)	For Mr. Merlot, the amounts in this chart are paid or determined in the local currency, the euro, and converted to U.S. dollars at an exchange rate of 1.137 dollars per euro, which is based on the exchange rate in effect as of December 31, 2021.

(7)	As of December 31, 2021, Mr. Merlot was not retirement eligible under the French CLA.

(8)	Represents the payment upon dismissal due to Mr. Merlot under the French CLA.

(9)	Mr. Merlot does not receive any additional benefits upon death or disability beyond the coverage provided by the French CLA or French insurance, which benefits are not paid by the company.

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PROPOSAL 2—ADVISORY APPROVAL OF THE COMPANY’S 2021 EXECUTIVE COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation provided to our named executive officers for 2021 as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 24-44 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote our compensation philosophy, which is to deliver pay for performance that creates sustainable value for our stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year, pursuant to the stockholders’ advisory approval of an annual frequency for such vote at the 2017 Annual Meeting of Stockholders, which was accepted by the board. We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2023 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

Accordingly, the board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, and the compensation tables and related material included in the proxy statement for the 2022 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S 2021 EXECUTIVE COMPENSATION.

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CEO PAY RATIO

As required by SEC regulations, we are providing the following pay ratio information with respect to our last completed fiscal year, as a reasonable estimate calculated in a manner consistent with SEC regulations.

In determining the CEO pay ratio for fiscal 2021, we identified the median employee from our global employee population as of December 31, 2021, based on total cash compensation (consisting of base pay—including all differentials, on-call, vacation, sick and overtime pay—and annual bonus or sales incentives), with the compensation paid to non-U.S. employees converted to U.S. dollars using the applicable exchange rate in effect on December 31, 2021. Once the median employee was identified, we calculated the median employee’s annual total compensation in the same manner as we calculate the amount set forth in the “Total” column in the Summary Compensation Table (i.e., including items such as the value of stock and option awards, as well as retirement and benefit plans, to the extent applicable).

For our 2021 fiscal year, our median employee’s annual total compensation was $65,589 calculated in the same manner that we calculated the annual total compensation of our CEO as reported in the Summary Compensation Table on page 46. Our CEO’s 2021 annual total compensation was $9,781,885. Therefore, our CEO to median employee pay ratio for fiscal 2021 was 149 to 1.

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EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2021. All numbers in columns (a) and (c) refer to shares of Hexcel common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	2,537,629	(1)	$51.28	(2)	3,540,273	(3)
Equity compensation plans not approved by security holders	—		N/A		—
Total	2,537,629	(1)	$51.28	(2)	3,540,273	(3)

(1)	Includes 1,631,082 shares issuable upon the exercise of NQOs, 413,822 shares issuable upon the vesting and conversion of RSUs, and 492,725 shares issuable with respect to outstanding PSAs. With respect to PSAs for the 2019-2021 performance period, reflects 0 shares to be issued, based on the actual level of attainment of ROIC and Relative EPS Growth (the applicable performance measures during the 2019-2021 period). See “Compensation Discussion and Analysis—2021 Compensation—PSAs Granted in 2019—No Payout” on page 38 for additional information. With respect to PSAs for the 2020-2022 performance period, assumes that we will attain the maximum level of ROIC and Relative EPS Growth under the PSAs for the performance period, each of which would result in the PSAs converting into the maximum number of shares of our common stock that can be awarded under the PSAs in early 2023. With respect to PSAs for the 2021-2023, assumes that we will attain the maximum level of Incremental Adjusted EBIT Leverage (the applicable performance measure during the 2021-2023 period) under the PSAs for the performance period, which would result in the PSAs converting into the maximum number of shares of our common stock that can be awarded under the PSAs in early 2024. To the extent that the maximum level of the performance measures is not achieved, shares that are not issuable upon conversion of the PSAs will again become available for future issuance under the 2013 ISP.

(2)	Excludes the RSUs and PSAs referred to in note 1 above because they have no exercise price.

(3)	Includes: (a) 2,992,691 shares of common stock available for future issuance under the 2013 ISP and (b) 547,582 shares of common stock available for purchase under the Hexcel Corporation 2016 Employee Stock Purchase Plan (as amended and restated effective February 3, 2021) (the “ESPP”). Beginning in 2020, the ESPP was suspended due to economic conditions resulting from the COVID-19 pandemic until July 1, 2021.

HEXCEL CORPORATION | 2022 Proxy Statement	63

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board in its oversight of the integrity of the company’s financial statements, exposure to financial risk and mitigation of those risks, compliance with legal and regulatory requirements, independent registered public accounting firm’s qualifications, independence and performance, and internal audit function. We also appoint the company’s independent registered public accounting firm and submit our selection to the company’s stockholders for ratification. We operate under a written charter adopted and approved by the board of directors, which is available on the company’s website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for performing an integrated audit of the company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Our responsibility is to monitor and review these processes.

We held eight meetings in 2021, held numerous discussions with management and met in executive session, without management, with Ernst & Young LLP, our independent registered public accounting firm for 2021. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the PCAOB and the SEC.

Our independent registered public accounting firm also provided the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and we discussed with the independent registered public accounting firm its independence.

Based on our review and the discussions referred to above, the audit committee recommended to the board of directors that Hexcel’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Jeffrey C. Campbell, Chair
Cynthia M. Egnotovich
Catherine A. Suever

The Members of the Audit Committee

64	HEXCEL CORPORATION | 2022 Proxy Statement

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking stockholders to ratify the audit committee’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2022. Stockholder ratification of the appointment of EY is not required under our Certificate of Incorporation, Bylaws or otherwise, but is being submitted as a matter of good corporate practice. While the audit committee is not bound by the outcome of this vote, if the appointment of EY is not ratified by our stockholders, the audit committee will reconsider the appointment.

EY has audited our financial statements annually since 2016. A representative of EY is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders present online at the meeting.

Fees

The following table summarizes fees incurred for professional audit services rendered by EY for the audit of the company’s annual consolidated financial statements for fiscal 2020 and fiscal 2021 and for other services rendered by EY in fiscal 2020 and fiscal 2021. The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, which may include audit services, audit-related services, tax services and other services. All services provided by EY were pre-approved by the audit committee.

	Year Ended December 31,
	2021	2020
Audit fees(1)	$2,426,000	$2,644,000
Audit-related fees	—	—
Tax fees(2)	392,000	162,000
All other fees	—	—
Total	$2,818,000	$2,806,000

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings.

(2)	Tax fees are fees incurred for professional services rendered for tax planning, tax compliance and tax advice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

HEXCEL CORPORATION | 2022 Proxy Statement	65

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, or stockholders owning greater than 5% of any class of our securities, or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel will be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

■	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained if the transaction were entered into with a party other than a related person;

■	the purpose of the transaction and potential benefits to us;

■	the availability of other sources for the product or service that is the subject of the transaction;

■	the timing of the transaction;

■	the potential impact of the transaction on a director’s independence; and

■	any other factors deemed relevant.

Each director and officer also completes and signs a questionnaire after the end of each fiscal year that requires them to provide information regarding any material relationships or related person transactions between such individuals and the company, which helps ensure that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

The compensation committee members that served during fiscal year 2021, and those that currently serve, have no interlocking relationships required to be disclosed under SEC rules and regulations.

66	HEXCEL CORPORATION | 2022 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Based solely on a review of the copies of such reports filed with the SEC and representations from our directors and executive officers, for the year ended December 31, 2021, we believe that all persons subject to these reporting requirements complied with all applicable Section 16(a) filing requirements.

HEXCEL CORPORATION | 2022 Proxy Statement	67

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for consideration by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders in accordance with their judgment on such matters.

68	HEXCEL CORPORATION | 2022 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy for the 2023 Annual Meeting of Stockholders must be submitted in writing to us at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, must be received by us no later than November 23, 2022 and must comply in all other respects with SEC regulations relating to such inclusion.

Our Bylaws require that proposals of stockholders, other than proposals submitted for inclusion in our proxy statement and form of proxy, and nominations for the election of directors at the 2023 Annual Meeting of Stockholders be received by us not later than January 5, 2023 and must be accompanied by additional information specified in our Bylaws, a copy of which may be obtained upon request to our Corporate Secretary at the address provided above.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023. Such notice may be mailed to the Corporate Secretary at the address above or emailed to CorporateSecretary@hexcel.com.

HEXCEL CORPORATION | 2022 Proxy Statement	69

ANNUAL REPORT

We will mail, without charge, upon written request from any stockholder, a copy of our Annual Report to Stockholders containing the company’s audited consolidated financial statements for the year ended December 31, 2021. Requests should be addressed to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com.

70	HEXCEL CORPORATION | 2022 Proxy Statement

ANNEX A

Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS:

	Year Ended December 31,
(In millions, except earnings per share)	2021	2020
GAAP net income	$16.1	$31.7
Other operating expense(1)	13.4	43.6
Other income(2)	(6.6)	—
Tax expense (benefit)(3)	0.3	(54.7)
Adjusted net income (Non-GAAP)	$23.2	$20.6
Diluted Shares (GAAP)	84.6	84.0
Diluted Earnings per Share (GAAP)	$0.19	$0.38
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.27	$0.25

(1)	The year ended December 31, 2021 included a charge for incentives related to employee vaccinations and restructuring costs, as well as a benefit related to the reduction of a contingent liability. The year ended December 31, 2020 included restructuring costs and costs related to the terminated merger with Woodward, Inc..

(2)	The year ended December 31, 2021 included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program, partially offset by a dispute resolution payment.

(3)	The year ended December 31, 2021 included a net discrete tax charge primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities. The tax benefit for 2020 was primarily due to the release of a valuation allowance in a foreign jurisdiction.

We believe that adjusted net income and adjusted diluted net earnings per share, each of which is a non-GAAP financial measure, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results exclusive of items that are not indicative of our underlying core performance or business trends. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. These non-GAAP measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be viewed in isolation or as an alternative to GAAP measures of performance. Our calculation of these measures may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating our performance.

HEXCEL CORPORATION | 2022 Proxy Statement	A-1

HEXCEL CORPORATION
ATTN: KURT GODDARD
2 STAMFORD PLAZA
281 TRESSER BLVD., 16TH FLOOR
STAMFORD, CT 06901-3261

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date, or, if you hold shares through the company’s 401(k) plan or employee stock purchase plan, by 10:30 a.m. Eastern Daylight Time on May 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HXL2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date, or, if you hold shares through the company’s 401(k) plan or employee stock purchase plan, by 10:30 a.m. Eastern Daylight Time on May 2, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72762-Z81923                       KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEXCEL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Nick L. Stanage	☐	☐	☐

	1b.	Jeffrey C. Campbell	☐	☐	☐

	1c.	Cynthia M. Egnotovich	☐	☐	☐

	1d.	Thomas A. Gendron	☐	☐	☐

	1e.	Dr. Jeffrey A. Graves	☐	☐	☐

	1f.	Guy C. Hachey	☐	☐	☐

	1g.	Dr. Marilyn L. Minus	☐	☐	☐

	1h.	Catherine A. Suever	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory non-binding vote to approve 2021 executive compensation.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D72763-Z81923

HEXCEL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
May 5, 2022

The undersigned stockholder(s) of Hexcel Corporation (Hexcel) hereby appoint(s) Nick L. Stanage, Patrick J. Winterlich and Gail E. Lehman, and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of common stock of Hexcel held of record by the undersigned on March 14, 2022 at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/HXL2022, on May 5, 2022 at 10:30 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present and voting upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE HEXCEL CORPORATION EMPLOYEE STOCK PURCHASE PLAN AND THE 401(K) RETIREMENT SAVINGS PLAN

If you hold shares through the Hexcel Corporation Employee Stock Purchase Plan or the 401(k) Retirement Savings Plan, this proxy covers all the shares for which you have the right to give voting instructions to the custodian or trustee of the applicable plan. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee, as applicable. To allow sufficient time for voting by your custodian or trustee, your voting instructions must be received by 10:30 a.m., Eastern Daylight Time, on May 2, 2022.

All shares of common stock for which the trustee of the 401(k) Retirement Savings Plan has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. All shares of common stock for which the custodian of the Employee Stock Purchase Plan has not received timely instructions will be considered not present for quorum purposes, and those shares will not be voted by the custodian.

Continued and to be signed on reverse side